   As filed with the Securities and Exchange Commission on October 11, 1996
                                                     Registration No. 333-3589
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                                  AMENDMENT
                                    NO. 3
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                                 IMATEC, LTD.
                (Name of small business issuer in its charter)


     Delaware                                    3861                            11-3289398
     --------                                   -------                         ------------
(State or other juris-                (Primary Standard Industrial             (I.R.S. Employer
diction of organization)                Classification Code No.)              Identification No.)

                              150 E. 58th Street
                              New York, NY 10155
                                (212) 826-0440
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              150 E. 58th Street
                              New York, NY 10155
                                (212) 826-0440
   (Address, including zip code, and telephone number, including area code, of registrant's principal place of business or intended place of business)
                                Hanoch Shalit
                           Chief Executive Officer
                              150 E. 58th Street
                              New York, NY 10155
                                (212) 826-0440
   (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:
        Clifford A. Brandeis, Esq.               Lawrence B. Fisher, Esq.
       Zukerman Gore & Brandeis, LLP        Orrick, Herrington & Sutcliffe LLP
            900 Third Avenue                         666 Fifth Avenue
         New York, New York 10022                   New York, NY 10103
            (212) 223-6700                            (212) 506-5000


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
=============================================================================

                       CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
                                               Proposed
                                               maximum
                                            offering price
                                              per share
                                              of Common
                                              Stock and       Proposed
                                              Redeemable      maximum
  Title of each class of                     Common Stock    aggregate      Amount of
      securities to be        Amount to be     Purchase    offering price  registration
         registered            registered     Warrant(1)    per Unit(1)        fee
---------------------------------------------------------------------------------------
Common Stock par
 value $.0001 per share (2)    1,150,000       $ 5.00       $ 5,750,000    $ 1,742.42
---------------------------------------------------------------------------------------
Redeemable Common Stock
 Purchase Warrants (3)  ...    4,600,000       $  .25       $ 1,150,000    $   348.48
---------------------------------------------------------------------------------------
Common Stock, par value
 $.0001 per share (4)(5)  .    4,600,000       $ 6.50       $29,900,000    $ 9,060.61
---------------------------------------------------------------------------------------
Redeemable Common Stock
 Purchase Warrants(6)  ....    2,150,000       $  .25       $   537,500    $   162.88
---------------------------------------------------------------------------------------
Common Stock, par value
 $.0001 per share (5)(7)  .    2,150,000       $ 6.50       $13,975,000    $ 4,234.85
---------------------------------------------------------------------------------------
Underwriter's Warrants  ...        --          $.0001       $     --       $      --
---------------------------------------------------------------------------------------
Common Stock, par value
 $.0001 per share (8)  ....      100,000       $ 6.00       $   600,000    $   181.82
---------------------------------------------------------------------------------------
Redeemable Common Stock
 Purchase Warrants (8)  ...      400,000       $  .30       $   120,000    $    36.36
---------------------------------------------------------------------------------------
Common Stock, $.0001 par
 value per share (5)(9)  ..      400,000       $ 7.80       $ 3,120,000    $   945.45
---------------------------------------------------------------------------------------
Common Stock,
 $.0001 par value per
 share (10)  ..............      579,194       $ 5.00       $ 2,862,990    $   877.57
---------------------------------------------------------------------------------------
Common Stock, $.0001
 par value per share (11)      2,210,000       $ 5.00       $11,050,000    $ 3,348.48
---------------------------------------------------------------------------------------
Total  ..................................................................  $20,938.92
---------------------------------------------------------------------------------------
Amount Previously Paid  .................................................  $39,472.04
---------------------------------------------------------------------------------------
Amount Due  .............................................................  $        0
---------------------------------------------------------------------------------------

------
 (1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457.
 (2) Includes shares of Common Stock included in the underwriter's over-allotment option.
 (3) Includes Redeemable Common Stock Purchase Warrants included in underwriter's over-allotment option.
 (4) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants, including the Redeemable Common Stock Purchase Warrants included in the underwriter's over-allotment option.
 (5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares of Common Stock as may become issuable as a result of anti-dilution provisions of the Redeemable Warrants.
 (6) Represents Redeemable Common Stock Purchase Warrants being registered on behalf of lenders who have provided interim financing to the Company.
 (7) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants being registered on behalf of lenders who have provided interim financing to the Company.
 (8) Reserved for issuance upon exercise of the Underwriter's Warrants.
 (9) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants included in the Underwriter's Warrants.
(10) Represents Common Stock being registered on behalf of lenders who have provided interim financing to the Company.
(11) Represents shares of Common Stock being registered on behalf of the founding stockholders of the Company.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 IMATEC, LTD.
                            CROSS REFERENCE SHEET
    (SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS 1
                      THROUGH 23, PART I, OF FORM SB-2)

            Item in Form SB-2                                          Prospectus Caption
           -------------------                                         -------------------
 1.       Front of Registration Statement and Outside Front Cover
          of Prospectus..............................................  Facing Page of Registration Statement; Outside Front
                                                                       Page of Prospectus
 2.       Inside Front and Outside Back Cover Pages of
          Prospectus.................................................. Inside Front Cover Page of Prospectus; Outside Back
                                                                       Cover Page of Prospectus
 3.       Summary Information and Risk Factors ....................... Prospectus Summary; Risk Factors
 4.       Use of Proceeds............................................. Use of Proceeds
 5.       Determination of Offering Price ............................ Outside Front Cover Page of Prospectus; Underwriting;
                                                                       Risk Factors
 6.       Dilution.................................................... Dilution; Risk Factors
 7.       Selling Security Holders.................................... Outside Front Cover Page of Prospectus;
                                                                       Selling Security Holders
 8.       Plan of Distribution........................................ Outside Front Cover Page of Prospectus; Risk Factors;
                                                                       Underwriting
 9.       Legal Proceedings .......................................... Business - Legal Proceedings
10.       Directors, Executive Officers, Promoters and Control
          Persons .................................................... Management
11.       Security Ownership of Certain Beneficial Owners and
          Management.................................................. Principal Security Holders
12.       Description of Securities................................... Description of Securities; Underwriting
13.       Interest of Named Experts and Counsel ...................... Experts; Legal Matters
14.       Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities.............................. Inside Front Cover Page of Prospectus; Underwriting
15.       Organization Within Last 5 Years ........................... Prospectus Summary; The Company; Business; Certain
                                                                       Transactions
16.       Description of Business..................................... Business; Risk Factors
17.       Management's Discussion and Analysis or Plan of Operation... Plan of Operations
18.       Description of Property..................................... Business - Properties
19.       Certain Relationships and Related Transactions ............. Certain Transactions
20.       Market for Common Equity and Related Stockholder
          Matters..................................................... Outside Front Cover Page of Prospectus; Prospectus
                                                                       Summary; Description of Securities; Underwriting
21.       Executive Compensation ..................................... Management - Executive Compensation
22.       Financial Statements........................................ Selected Financial Information; Financial Statements
23.       Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosures ....................... Change in Accountants

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                SUBJECT TO COMPLETION, DATED OCTOBER 11, 1996
                                 IMATEC, LTD.
                       1,000,000 SHARES OF COMMON STOCK    [LOGO]
                                     AND
                        4,000,000 REDEEMABLE WARRANTS

   Imatec, Ltd. (the "Company") hereby offers 1,000,000 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock") and
4,000,000 redeemable Common Stock purchase warrants (the "Redeemable Warrants"). The Shares and the Redeemable Warrants (collectively, the "Securities") may be purchased separately and will be separately tradeable immediately upon issuance. It is currently anticipated that the initial public offering prices of the Common Stock and the Redeemable Warrants will be $5.00 and $.25, respectively. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.50, subject to adjustment, commencing on the date of this Prospectus until _________, 1999 [36 months from the date of this Prospectus], at which time the Redeemable Warrants shall expire. Upon the prior written consent of A.S. Goldmen & Co., Inc. (the "Underwriter"), each Redeemable Warrant is redeemable by the Company at any time after ________, 1997, [9 months from the date of this Prospectus] at a redemption price of $.10 per Redeemable Warrant, on 30 days' prior written notice, provided that the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market ("Nasdaq") equals or exceeds $7.50 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. See "Risk Factors" and "Description of Securities."
                                                (Cover continued on next page)
       THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
              IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 7 AND "DILUTION."
                                    ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

================================================================================
                                    Price       Underwriting     Proceeds to
                                  to Public     Discount (1)     Company (2)
--------------------------------------------------------------------------------
Per share of Common Stock ....    $              $                $
--------------------------------------------------------------------------------
Per Redeemable Warrant  ......        $              $                $
--------------------------------------------------------------------------------
Total (3)  ...................      $              $                $
================================================================================

(1) Does not include additional compensation to the Underwriter in the form of a non-accountable expense allowance equal to 3% of the gross proceeds of this offering (this "Offering"). For indemnification and contribution arrangements with, and additional compensation payable to, the Underwriter, see "Underwriting."
(2) Before deducting estimated expenses of this Offering payable by the Company of $680,000, including the non-accountable expense allowance payable to the Underwriter.
(3) The Company has granted to the Underwriter a 45 day option, to purchase up to an additional 150,000 shares of Common Stock and/or 600,000 Redeemable Warrants on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ _________, $ _________ and $ ________, respectively. See "Underwriting."
                                    ------
   The Securities are being offered by the Underwriter, subject to prior sale when, as and if delivered to and accepted by the Underwriter, and subject to the approval of certain legal matters by its counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that the delivery of the certificates representing the Securities and payment therefor will be made at the offices of A.S. Goldmen & Co., Inc., Iselin, New
Jersey, or its counsel on or about      , 1996.

                           A.S. GOLDMEN & CO., INC.
            The date of this Prospectus is _________________, 1996

(cover continued from previous page)


   Prior to this Offering, there has been no public market for the Securities, and no assurance can be given that such a market will develop upon completion of this Offering, or if developed, that it will be sustained. The initial public offering prices of the Securities and the exercise price and other terms and conditions of the Redeemable Warrants have been arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, book value, results of operations or other generally accepted criteria of value. Application has been made for listing of the Common Stock and the Redeemable Warrants on Nasdaq under the symbols IMEC and IMECW, respectively. See "Risk Factors" and "Underwriting."

   This Prospectus also relates to the registration by the Company, at its expense, (a) for the account of the Company of 4,000,000 shares of Common Stock issuable by the Company upon the exercise of 4,000,000 Redeemable Warrants to be issued in this Offering, (b) for the account of various security holders who provided interim bridge financing (the "Bridge Financing") to the Company (collectively, the "Bridge Selling Security Holders") of an aggregate of (i) 579,194 shares of Common Stock after giving effect, as of October 31, 1996, to the "Bridge Financing Restructuring," as such term is defined in "Plan of Operations -- Liquidity and Capital Resources", (ii) 2,150,000 Redeemable Warrants, and (iii) 2,150,000 shares of Common Stock issuable by the Company upon the exercise of such 2,150,000 Redeemable Warrants issued to the Bridge Selling Security Holders, and (c) for the account of the founding stockholders of the Company (the "Founding Selling Security Holders") of an aggregate of 2,210,000 shares of Common Stock. Except with respect to 150,000 shares of Common Stock being registered on behalf of certain of the Founding Selling Security Holders (including 72,093 shares for Dr. Hanoch Shalit, the Company's President and Chief Executive Officer) and any open market purchases on or after the effective date of this Offering, the Founding Selling Security Holders have agreed with the Underwriter not to effect any sales of their Common Stock or any other securities of the Company, whether or not beneficially owned, until 18 months after the date of this Prospectus without the prior written consent of the Underwriter. The Bridge Selling Security Holders have agreed with the Company not to effect any sales of their Common Stock and Redeemable Warrants (or any shares of Common Stock issuable upon exercise of the Redeemable Warrants) until 24 months and 18 months, respectively, after the date of this Prospectus. The Company will not receive any proceeds from any of the securities offered for sale by either the Bridge Selling Security Holders or the Founding Selling Security Holders, although it will receive proceeds from the exercise of the Redeemable Warrants by the Bridge Selling Security Holders. The Bridge Selling Security Holders and the Founding Selling Security Holders are sometimes hereinafter referred to collectively as the "Selling Security Holders," and all of the securities offered for sale by the Selling Security Holders are hereinafter referred to as the "Selling Security Holders' Securities." See "Selling Security Holders," and "Description of Securities."

   The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holders' Securities, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Securities, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part, would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holders could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

   The Company intends to furnish its stockholders with annual reports containing audited financial statements after the close of each fiscal year.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR THE REDEEMABLE WARRANTS OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified by, and must be read in conjunction with, the more detailed information and financial statements set forth elsewhere in this Prospectus. Unless otherwise indicated herein, all share and per share information does not give effect to (i) the exercise of the Underwriter's over-allotment option to purchase up to an additional 150,000 shares of Common Stock and/or 600,000 Redeemable Warrants and the issuance of up to 600,000 shares of Common Stock upon exercise of the Redeemable Warrants included in the Underwriter's over-allotment option; (ii) the issuance of 6,150,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants, including the Redeemable Warrants offered by the Bridge Selling Security Holders; (iii) the issuance upon exercise of warrants granted to the Underwriter (the "Underwriter's Warrants") of up to 100,000 shares of Common Stock and 400,000 Redeemable Warrants, and the underlying 400,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants contained in the Underwriter's Warrants; and (iv) 500,000 shares of Common Stock reserved for issuance upon the exercise of stock options that may be granted pursuant to the Company's stock option plan. See "Management -- Stock Option Plan" and "Underwriting." Unless otherwise indicated herein, all share and per share information gives effect to (i) a 1-for-4 reverse stock split effected in May 1995 and (ii) a 22,100-for-1 stock split effected in October 1995.


                                 THE COMPANY


   Imatec, Ltd. (the "Company") was formed in 1988 to develop, design, market and license its proprietary technology, which enhances image reproduction by reducing distortion that normally occurs in the imaging process, for application in such markets as medical imaging, graphic arts, computers, cinematography and TV/video. Each application will be a system (an "Imatec 20/20(TR) System") of hardware and software components expressly designed for a specific market. Based on the results of extensive testing, the Company has developed an Imatec 20/20(TR) System for medical diagnostic imaging devices which is capable of improving the quality of film reproduction of images taken by medical diagnostic imaging devices such as Magnetic Resonance Imaging scanners ("MRI"), computer tomography scanners ("CT") and Ultrasound scanners. The Imatec 20/20 System for medical diagnostic imaging devices achieves this goal regardless of the type of medical imaging film used and as a consequence, may result in cost savings to the user. The Company has also developed an Imatec 20/20 System for the medical imaging field of teleradiology; which is the viewing of the same medical image on different monitor screens in separate locations. Although the first applications of the Company's technology have been for the medical diagnostic imaging field, which only require black and white reproduction, the Company recently began developing an Imatec 20/20 System designed to reduce distortions of reproduction of color images and which is intended to facilitate the Company's development of Imatec 20/20 Systems for non-medical imaging fields.

   The Company's technology is designed to objectively measure the image characteristics of an original image and compare it to its reproduced image, computing the existing tone and color distortions between the two images and correcting such distortions. Current imaging systems create reproductions that have distortions and are usually adjusted subjectively during the reproduction process. Aspects of the Company's technology are set forth in three United States patents and one European patent (the "Patents") which have been licensed to the Company from Dr. Hanoch Shalit, the Company's President and Chief Executive Officer. The Company has designed, built and tested a prototype of an Imatec 20/20 System that can be used with MRI, CT and Ultrasound scanners.


   In 1995, U.S. sales of MRI, CT and Ultrasound machines were approximately $1.59 billion, representing sales of approximately 9,775 units. In addition, approximately $235 million was spent in 1994 in connection with upgrading and improving these medical imaging devices either to extend the life of the machines or to add on technical improvements. At the end of 1995, there were approximately 96,680 MRI, CT and Ultrasound machines operating in the United States. Based on industry statistics, the U.S. market for medical imaging devices represents approximately 40% of the worldwide market. See "Business -- The Company -- The Medical Imaging Market."

   The Company's strategy is to (i) license the Company's technology and the Imatec 20/20 System developed for the medical diagnostic imaging field to manufacturers of medical imaging products such as scanners, cameras and image reproduction systems, (ii) engage in marketing activities to facilitate the licensing of the Company's technology and its Imatec 20/20 Systems and (iii) continue its research and development activities with respect to other applications of the Company's technology in the medical imaging field and in other imaging fields, such as graphic arts, cinematography, computers and TV/video. The Company does not presently intend to engage in any manufacturing, sales, distribution or service activities with respect to its Imatec 20/20 Systems or products that incorporate the Company's technology.

   The Company is a development stage company and was incorporated in the State of New York on November 17, 1988 and reincorporated in the State of Delaware on October 19, 1995. The Company maintains its offices at 150 E. 58th Street, New York, NY 10155 and its telephone number is (212) 826-0440.

                                 THE OFFERING


Securities Offered.............  1,000,000 shares of Common Stock and
                                 4,000,000 Redeemable Warrants. See
                                 "Description of Securities."

Securities Registered for the
  Selling Security Holders.....  An aggregate of 579,194 shares of Common
                                 Stock (after giving effect to the Bridge
                                 Financing Restructuring as of October 31,
                                 1996) and 2,150,000 Redeemable Warrants (and the shares of Common Stock issuable upon exercise of the Redeemable Warrants) are being registered hereby and may be sold by the Bridge Selling Security Holders, although the Bridge Selling Security Holders have agreed with the Company not to effect any sales of their Common Stock and Redeemable Warrants (or any shares of Common Stock issuable upon exercise of the Redeemable Warrants) until 24 months and 18 months, respectively, from the date of this Prospectus. An additional 2,210,000 shares of Common Stock are being registered and may be sold by the Founding Selling Security Holders, although except with respect to 150,000 shares of Common Stock and any open market purchases on or after the effective date of this Offering, the Founding Selling Security Holders have agreed with the Underwriter not to effect any sales of their shares of Common Stock or any other securities of the Company, whether or not beneficially owned, until 18 months after the date of this Prospectus without the prior written consent of the Underwriter. None of the Selling Security Holders' Securities are being underwritten in this Offering and the Company will not receive any proceeds from their sale although it will receive the exercise price of $6.50 per share in the event that any Redeemable Warrants are exercised. See "Plan of Operations -- Liquidity and Capital Resources" and "Selling Security Holders".

Terms of Redeemable Warrants...  Each Redeemable Warrant entitles the holder thereof to purchase one share of Common
                                 Stock at an exercise price of $6.50 per
                                 share at any time commencing on the date of this Prospectus until ________, 1999 [36 months after the date of this Prospectus] subject to adjustment in certain circumstances. Each Redeemable Warrant, is redeemable by the Company commencing ________, 1997 [9 months after the date of this Prospectus]. The Redeemable Warrants are redeemable by the Company with the consent of the Underwriter and will be subject to redemption at a redemption price of $.10 per Redeemable Warrant, on 30 days prior written notice, provided that the average closing bid price of the Common Stock as reported by Nasdaq equals or exceeds $7.50 per share, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Common Stock Outstanding:
  Prior to the closing of this
  Offering.....................  2,761,785 shares

 After the closing of this
  Offering.....................  3,789,194(1) shares

Use of Proceeds................  Research and development, repayment of indebtedness, marketing and licensing and working capital purposes. See "Use of Proceeds."

Risk Factors...................  The Securities offered hereby involve a high degree of risk and immediate and substantial dilution. See "Risk Factors" and "Dilution."

Proposed Nasdaq Symbols (2):
   Common Stock................  IMEC

  Redeemable Warrants..........  IMECW

------
(1) Gives effect to the Bridge Financing Restructuring in which, among other things, (i) 551,785 outstanding shares of Common Stock issued in the Bridge Financing were returned by the Bridge Selling Security Holders to the Company for cancellation, and (ii) 579,194 shares of Common Stock were issued to the Bridge Selling Security Holders in connection with the conversion of Notes issued in the Bridge Financing. See "Plan of Operations -- Liquidity and Capital Resources."
(2) Application has been made for quotation of the Common Stock and the Redeemable Warrants on Nasdaq. See "Risk Factors -- No Assurance of Public Trading Market or Continued Nasdaq Inclusion; Risk of Low-Priced Securities."

                                 RISK FACTORS


   Development Stage Company; Lack of Revenues; Accumulated Deficit; Continued Losses for the Foreseeable Future; No Assurance of
Profitability. The Company is in the development stage and, to date, has earned nominal revenues from operations. Since inception in November 1988, the Company's principal activities have been (i) research and development related to the Company's technology and the Imatec 20/20 System for the medical diagnostic imaging field, (ii) testing of the Imatec 20/20 System designed for the medical diagnostic imaging field, and (iii) the filing of, and other activities related to obtaining, the Patents. Primarily as a result of expenses incurred in connection with research and development and related activities, as of December 31, 1995 and August 31, 1996 the Company had an accumulated deficit of $1,280,109 and $2,837,005, respectively. The Company has continued to incur losses since August 31, 1996. Potential investors should be aware of the problems, delays, expenses, difficulties and risks encountered by a company in the development stage, many of which may be beyond the Company's control. Such risks may include, but are not limited to, unanticipated problems relating to the continued developing, testing and marketing of the Company's technology. In addition, the Company will also face a number of risks specific to entities attempting to introduce new technologies, including, but not limited to, the existence or development of competing technologies, the existence or development of new technologies that are incompatible with the Company's technology, the inability of the Company to respond in a timely manner to changing technologies, the potential obsolescence of the Company's technology as a result of changing technologies, and the failure of a market to develop for Imatec 20/20 Systems. The Company expects to continue to incur losses until such time, if ever, as the Company's revenues exceed its expenses. There can be no assurance that the application of the Company's technology to the medical diagnostic imaging field, or to any other fields, will be successful, or that the Company will be able to successfully license or otherwise exploit its technology or any of its Imatec 20/20 Systems. There can be no assurance that the Company will ever achieve profitability. See "Business," "Plan of Operations" and Financial Statements.

   Significant Capital Requirements; Dependence on Proceeds of this Offering. The Company's cash requirements are significant. The Company is dependent on the net proceeds of this Offering to implement its current business plan. The Company intends to substantially increase its level of business activities following the consummation of this Offering and, in connection therewith, will incur significant expenses without the guarantee of any revenues. See "Plan of Operations" and "Use of Proceeds."

   Possible Need For Additional Financings. Although the Company anticipates that the net proceeds of this Offering will be sufficient to finance its activities for at least the 12 months following the date of this Prospectus, there is no assurance that the Company will not require additional financing and if required, that such additional financing will be available to the Company on acceptable terms, or at all. Factors that may lead to a need for additional financing include delays in market acceptance, changes in technologies or the need for the Company to directly engage in the manufacture, sales, distribution and service of products based on the Company's technology. There can be no assurance that the Company will not suffer from these or any other problems, any of which may have a material adverse effect on the Company See "Plan of Operations."

   Uncertainty of Market Acceptance of the Company's Technology. Although the Company has successfully tested the Imatec 20/20 System with respect to the medical diagnostic imaging field, the Company is unknown in the marketplace and there can be no assurance that a market for products that incorporate the Company's technology will develop. Consequently, although the Company will seek to license the Company's technology and Imatec 20/20 System to third parties in the medical diagnostic imaging field, there can be no assurance that the Company will be successful in generating any licensing income. In addition, part of the Company's strategy is to continue its research and development activities with respect to the Company's technology for other applications in the medical imaging field and in other imaging fields, such as graphic arts, computer, cinematography and TV/video. The Company has recently began developing an Imatec 20/20 System designed to reduce distortion of reproduction of color images, and which is intended to facilitate the Company's application of an Imatec 20/20 System to non-medical imaging fields. There can be no assurance, however, that the Company will be able to apply its technology to any other markets or that a market will develop for the Imatec 20/20 System in the medical diagnostic imaging field or any other field, or that the Company's technology or Imatec 20/20 Systems will ever receive acceptance from any intended users. See "Business -- The Company's Business Strategy."

   Risks of Technological Change; Competition. The image enhancement field is subject to rapid and significant technological change that may render the Company's technology or an Imatec 20/20 System obsolete or products that incorporate the Company's technology obsolete or incompatible with the machines they are intended to complement. In addition, such rapid changes may impose additional, unforeseen costs on the Company in that the Company may be required to modify its technology and Imatec 20/20 Systems to adapt to such changes. There can be no assurance that the Company will be able to successfully modify or upgrade its technology and Imatec 20/20 Systems as may be necessary in a timely manner, or at all.

   While the Company is not aware of any entities that build image enhancement devices that compete with the Company's technology or its Imatec 20/20 Systems, there are a number of entities that are engaged in the research and development of image enhancement products. These entities may in the future develop technologies or products that compete with the Company's technology or its Imatec 20/20 Systems. Potential competitors of the Company include independent companies, universities and public and private research organizations, most of which are well established and have substantially greater marketing, financial, technological and other resources than the Company. In addition, the medical imaging field in particular is dominated by large, well established corporations. There can be no assurance that competitors will not succeed in securing patents and/or developing technologies or products that are more effective than the Company's technology or its Imatec 20/20 Systems, as a result of which the Company's technology and Imatec 20/20 Systems may become obsolete or non-competitive. See "Business -- Competition".

   No Manufacturing, Sales, Distribution and Technical Services Support Capabilities; Limited Marketing Capabilities. The Company does not presently intend to engage in the manufacturing process or the accompanying sales, distribution and technical services support functions. The Company will be dependent on licensees of its technology or Imatec 20/20 Systems and other third parties with which it will attempt to establish commercial relationships in connection with the manufacturing, distribution and service of products that incorporate its technology or Imatec 20/20 Systems. The manufacturing, sales, distribution and service of products are capital and labor intensive, and beyond the Company's current capabilities. Similarly, the Company has, and will continue to have for the foreseeable future, limited marketing and licensing capabilities. The Company's marketing and licensing strategy will rely on unaffiliated licensees and other third parties to successfully manufacture and effect sales of products which incorporate the Company's technology or its Imatec 20/20 Systems as well as provide the necessary service, repair and technical support. There can be no assurance that the Company will be able to rely on unaffiliated licensees and third parties to successfully effect the manufacture, sales and service of products incorporating the Company's technology or its Imatec 20/20 Systems, or that the Company will not have to make significant additional capital expenditures in the event that it cannot rely on such licensees and third parties. Moreover, any such additional capital expenditures are beyond the Company's current means, and may also include the employment of additional personnel, in order to successfully effect the manufacture, sales, distribution or service of products incorporating the Company's technology or its Imatec 20/20 Systems. See "Business -- The Company's Business Strategy" "--Manufacturing and Distribution."


   No Assurance as to Validity or Enforceability of Intellectual Property Rights. The Company is the exclusive licensee of the Patents. The owner and licensor of the Patents is Dr. Hanoch Shalit, the Company's President and Chief Executive Officer. Notwithstanding the Company's exclusive license with respect to the Patents, there can be no assurance that others will not independently develop similar technologies, or design around the Patents. If others are able to design around the Patents, the Company's business will be materially adversely affected. Further, the Company will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any patent filings or where it fails to obtain patent protection despite filing therefor.


   Even though the Patents have been issued by the United States Patent and Trademark Office and the European Patent Office, challenges may be instituted by third parties as to the validity and enforceability of the Patents. There also can be no assurance that third parties will not be able to successfully assert a claim with regard to the Patents and/or the Company's technology or its Imatec 20/20 Systems under their own intellectual property rights. The Company is not presently aware of any challenges to the Patents. Similarly, the Company may also have to institute legal actions in order to protect infringement of its Patents by third parties. The Company is not presently aware of any such infringements. The costs of litigation or settlement in connection with the defense of any third party challenges relative to the validity and enforceability of its Patents and/or to prevent any infringement of the Patents by third parties, which pursuant to the License Agreement are the Company's responsibilities, could be substantial. Moreover, in the event that the Company was unsuccessful in any such litigation, the Company could be materially adversely affected.


   In certain instances, for business reasons, the Company may choose not to seek patent protection for all of its innovations. In such instances, the Company may rely on trade secrets and know-how to protect its innovations. There can be no assurance that protectable trade secrets or know-how will be established or, if established, that they will remain protected, or that others will not independently and lawfully develop similar or superior innovations. The Company requires all employees to sign non-disclosure, non-competition, confidentiality and invention assignment agreements. Similarly, all directors, consultants and other parties to whom confidential information has been or will be disclosed have agreements containing confidentiality provisions and covenants not to compete. There can be no assurance, however, that any such confidentiality or non-compete provisions will be complied with or will be enforceable. See "Business -- Intellectual Property" and "Management -- Executive Compensation."

   Possible Need for FDA Clearance. The Company is presently uncertain whether the Company, or a potential licensee of the Company's technology or the Imatec 20/20 System for medical imaging applications, will obtain any required clearances for medical devices from the United States Food and Drug Administration ("FDA") for the Imatec 20/20 System for medical imaging applications. The clearance process is expensive and time consuming. In order to clinically test, produce, and market a medical device that requires FDA clearance, the Company or a licensee, as the case may be, must satisfy numerous mandatory procedures, regulations, and safety standards established by the FDA, and comparable state and foreign regulatory agencies. Typically, such standards require that the products be cleared by the FDA as safe and effective for their intended use prior to being marketed for human applications. In the event that any FDA clearances are required, there can be no assurance that any such clearances will be granted, or that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive.

   The FDA employs a rigorous system of regulations and requirements governing the clearance processes for medical devices, requiring, among other things, the presentation of substantial evidence, including clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are pre-market approval ("PMA"), which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act (a "510(k)") which is for products that are substantially equivalent to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol, because PMA clearance relates to more unique, invasive and/or potentially higher risk products, the PMA procedure is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k). The review period for a 510(k) application is approximately ninety (90) days from the date of filing the application, although there can be no assurance that the review period will not extend beyond such a period.


   Under the PMA procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a PMA application is one hundred eighty
(180) days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a PMA application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.


   The Company is of the belief, based upon the non-invasive nature of the Company's technology, the Imatec 20/20 System for medical imaging applications and other factors, that only a 510(k) application and approval will be required for the Imatec 20/20 System for medical imaging applications, although there can be no assurance that a PMA will not be required.

   In order to conduct human clinical studies for any medical procedure proposed for the Company's products, the Company or a licensee, as the case may be, could also be required to obtain an Investigational Device

Exemption ("IDE") from the FDA or clearance of an Institutional Review Board ("IRB"), which would further increase the time before potential FDA clearance. In order to obtain an IDE, the Company or a licensee, as the case may be, may be required to submit an application to the FDA or an IRB, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an IDE would ordinarily be granted promptly thereafter.

   The FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as medical device listing, labeling, manufacturing practices, record keeping and reporting requirements. The FDA may also require post-market testing and surveillance programs to monitor a product's effect. In the event that the Company or a licensee, as the case may be, is required to obtain clearance for the Imatec 20/20 Systems, there can be no assurance that the appropriate clearance from the FDA will be obtained, that the process to obtain such clearance will not be excessively expensive or lengthy, or that the Company or a licensee, as the case may be, will have sufficient funds to pursue such clearances. Accordingly, the inability of the Company or potential licensees, as the case may be, to receive requisite clearance for the Imatec 20/20 Systems would prevent the Company from commercializing its technologies as intended, and would have a material adverse effect on the business of the Company.

   Even after regulatory clearance is obtained, any such clearance may include significant limitations on indicated uses. Further, regulatory clearances are subject to continued review, and later discovery of previously unknown problems may result in restrictions with respect to a particular product or manufacturer, including withdrawal of the product from the market, or sanctions or fines being imposed on the Company or licensee, as the case may be.

   Distribution of the Imatec 20/20 Systems or licensing of the Company's technology in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company or licensee, as the case may be will be able to obtain the approvals necessary outside of the United States. See "Business -- FDA Clearance."

   Management's Broad Discretion in Application of Proceeds. Although the Company intends to apply the net proceeds from the sale of the Common Stock and Redeemable Warrants in the manner described under "Use of Proceeds," it has broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. Further, approximately 43.3% of the net proceeds of this Offering are allocated to working capital, which is a general category that gives management a significant degree of latitude as to the expenditure thereof. See "Use of Proceeds."


   Company's Obligation to Make Substantial Payments to Principal Stockholder. The Company will be obligated to make substantial payments to Dr. Hanoch Shalit, its President, Chief Executive Officer and Chairman of the Board of Directors and a principal stockholder of the Company, regardless of whether the Company ever achieves any revenues. Pursuant to the terms of his five-year exclusive employment agreement, the Company is obligated to pay to Dr. Shalit a base salary of $60,000 per annum, which shall increase at the rate of 5% per annum, plus benefits. Dr. Shalit is also entitled to receive a bonus of $10,000 for every $1,000,000 of gross annual sales received by the Company. In addition, pursuant to the terms of the License Agreement, Dr. Shalit is entitled to receive an annual flat royalty fee of $140,000 for so long as the Company or any successor of the Company is in existence. However, in the event that Dr. Shalit is no longer President, Chief Executive Officer and Chairman of the Board of the Company for any reason whatsoever, but the Company, or any successor of the Company, continues in existence, the annual flat royalty fee shall increase to $250,000. The annual flat royalty fee increases at the rate of 5% per annum so long as the Company or any successor of the Company continues to be in existence.

   Dependence Upon Key Personnel. The Company's success depends upon the continued involvement of Dr. Hanoch Shalit, the Company's President and Chief Executive Officer. The loss or unavailability of Dr. Shalit could materially adversely affect the Company. On July 1, 1995, the Company entered into a five-year employment agreement with Dr. Shalit. The Company is the sole beneficiary of a "key man" life insurance policy on the life of Dr. Shalit in the principal amount of $1,000,000. See "Management" and "Certain Transactions."


   Limited Business Experience of Management; Need for Additional
Personnel. Since its inception in 1988, the Company has primarily engaged in research and development activities and the manufacture of test and pre-production prototypes of an Imatec 20/20 System for the medical diagnostic imaging field. Presently, the Company has only three executive officers; Dr. Hanoch Shalit, Lawrence P. Kollender and James A. Smith. Dr. Hanoch Shalit, the Company's President and Chief Executive Officer does not have any experience in operating a business engaged in the licensing of intellectual property. Mr. Kollender, the Company's Vice President of Marketing and Sales, is primarily responsible for the marketing and sales activities of the Company. Mr. Smith, the Company's Chief Financial Officer, is primarily responsible for the Company's financial matters. The Company's ability to implement its business plan, the essential elements of which are licensing, marketing and research and development activities, will depend upon the Company's ability to hire and retain senior level, highly-skilled personnel experienced in the operation of certain aspects of the Company's business, such as accounting, management, licensing and marketing. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining personnel. The Company's failure to attract and retain such additional personnel would have a material adverse effect on the Company. See "Management."


   No Product Liability Insurance. The Company's business could expose the Company to product liability claims. The Company currently has no product liability insurance, although it intends to attempt to obtain such insurance before any of its products are sold commercially. There can be no assurance that the Company will be able to obtain such insurance on acceptable terms or that such insurance, if obtained, will provide adequate coverage against potential liabilities.


   Control by Officers and Directors. Upon the closing date of this Offering, the Company's current officers and directors will own approximately 25.7% of the issued and outstanding shares of Common Stock. Accordingly, although not representing a majority of the Company's voting securities, the current management of the Company will nevertheless be able to significantly influence the election of the Company's directors and generally direct the affairs of the Company. See "Management," "Principal Stockholders" and "Description of Securities-Common Stock."

   Immediate Substantial Dilution. Upon the closing date of this Offering, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of the net tangible book value of their investment in the Company of $3.42 per share, or approximately 68% per share. See "Dilution."


   Absence of Dividends. The Company has never paid any dividends with respect to its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. See "Description of Securities" and "Dividend Policy."


   Potential Litigation. In connection with its Bridge Financing Restructuring six of the investors in the Company's Bridge Financing, representing an aggregate of five "Units" (as that term is defined in Plan of Operations -- Liquidity and Capital Resources"), have not, to date, advised the Company whether they will choose "Option A" or "Option B" (as those terms are defined in "Plan of Operations -- Liquidity and Capital Resources"). In the event that any of these investors fail to choose either Option A or Option B on or before October 25, 1996, the Company will deem such investor to have chosen Option A. Such an investor may thereafter institute litigation against the Company disputing the Option they are deemed to have chosen and/or seeking to enforce the original terms and conditions of their investment in the Company. The Company intends to vigorously defend any such litigation. See "Plan of Operations -- Liquidity and Capital Resources".


   Anti-Takeover Provisions; Issuance of Preferred Stock. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Securities -- Preferred Stock."

   Speculative Nature of Redeemable Warrants; Adverse Effect of Possible Redemption of Redeemable Warrants. The Redeemable Warrants do not confer any rights of Common Stock ownership on its holders, such as voting rights or the right to receive dividends, but rather, merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of this Prospectus, holders of the Redeemable Warrants may exercise their right to acquire the Common Stock and pay an exercise price of $6.50 per share, subject to adjustment, prior to ___________, 1999 [36 months after the date of this Prospectus] after which date any unexercised Redeemable Warrants will expire and have no further value. Moreover, following this Offering, the market value of the Redeemable Warrants is uncertain and there can be no assurance that the market value of the Redeemable Warrants will equal or exceed their initial public offering prices. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Redeemable Warrants, and consequently, whether it will ever be profitable for the holders of the Redeemable Warrants to exercise their Redeemable Warrants.

   In addition, the Redeemable Warrants are subject to redemption by the Company, subject to the approval of the Underwriter, commencing _____, 1997 [nine (9) months after the date of this Prospectus], on 30 days' prior written notice, at a price of $.10 per Redeemable Warrant if the average closing bid price for the Common Stock as reported on Nasdaq, equals or exceeds $7.50 per share, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event that the Redeemable Warrants are redeemed by the Company, holders of the Redeemable Warrants will lose their right to exercise their Redeemable Warrants after the 30 day notice period. Upon receipt of notice of redemption, holders of Redeemable Warrants would be required to: (i) exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Redeemable Warrants at the then market price, if any, when they might otherwise wish to hold the Redeemable Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. In the event that holders of the Redeemable Warrants elect not to exercise their Redeemable Warrants upon notice of redemption, the unexercised Redeemable Warrants will be redeemed prior to exercise, and the holders thereof will lose the benefit of the appreciated market price of the Redeemable Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See "Description of Securities--Redeemable Warrants."

   Current Prospectus and State Registration Required to Exercise
Warrants. The Redeemable Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state or residence of the exercising holder of the Redeemable Warrants. In addition, in the event that any holder of the Redeemable Warrants attempts to exercise any Redeemable Warrants at any time after nine months from the date of this Prospectus, the Company will be required to file a post-effective amendment to the Registration Statement of which this Prospectus is a part and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Redeemable Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, there is no assurance that it will be able to do so. The value of the Redeemable Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the States in which the holders of the Redeemable Warrants then reside. The Redeemable Warrants will be separately tradeable immediately upon issuance and may be purchased separately from the Common Stock. Although the Redeemable Warrants will not knowingly be sold to purchasers in jurisdictions in which the Redeemable Warrants are not registered or otherwise qualified for sale, investors may purchase the Redeemable Warrants in the secondary market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In such event, the Company will be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Redeemable Warrants."

   Shares Eligible for Future Sale. Upon the closing date of this Offering, there will be 3,789,194 shares of Common Stock outstanding after giving effect to the Bridge Financing Restructuring and the Company's sale of the Securities offered hereby. (3,939,194 if the Underwriter's over-allotment option is exercised in full) all of which will be registered. Of such shares, 579,194 are being registered on behalf of the Bridge Selling Security Holders and 2,210,000 shares of Common Stock are being registered on behalf of the Founding Selling Security Holders pursuant to the registration statement of which this Prospectus is a part. Except with respect to 150,000 shares of Common Stock being registered on behalf of certain of the Founding Selling Security Holders (including 72,093 shares for Dr. Hanoch Shalit, the Chief Executive Officer and President of the Company) and any open market purchases on or after the effective date of this Offering, the Founding Selling Security Holders, have agreed with the Underwriter, not to directly or indirectly offer, sell, transfer, or otherwise encumber or dispose of any of the Company's securities, whether or not beneficially owned, for a period of 18 months after the date of this Prospectus unless otherwise permitted by the Underwriter. The Bridge Selling Security Holders have agreed with the Company not to effect any sales of their Common Stock and Redeemable Warrants (or any shares of Common Stock issuable upon exercise of the Redeemable Warrants) until 24 months and 18 months, respectively, after the date of this Prospectus. Possible or actual sales of the Company's outstanding Common Stock by certain of the present stockholders may, in the future, have a depressive effect on the price of the Common Stock should a public market develop for such shares. See "Shares Available for Future Sale," "Management--Stock Option Plan," "Principal Stockholders," and "Underwriting."

   The 4,000,000 Redeemable Warrants being offered by the Company and the 2,150,000 Redeemable Warrants being registered for the account of the Bridge Selling Security Holders entitle the holders thereof to purchase up to an aggregate of 6,150,000 shares of Common Stock any time during the period commencing on the date of this Prospectus and expiring 36 months from the date of this Prospectus. Sales of either the Redeemable Warrants or the underlying shares of Common Stock, or even the existence of the Redeemable Warrants, may depress the price of the Common Stock or the Redeemable Warrants in any markets that may develop for such Securities. See "Selling Security Holders," "Plan of Operations--Liquidity and Capital Resources," "Shares Eligible for Future Sale" and "Underwriting."

   No Assurance of Public Trading Market or Continued Nasdaq Inclusion; Risk of Low-Priced Securities. Prior to this Offering, there has been no public market for the Securities, and there can be no assurance that an active public market for the Common Stock or Redeemable Warrants will develop after the completion of this Offering, or if developed, be sustained. To qualify for initial listing on Nasdaq, the Company must have, among other criteria, $4,000,000 in total assets and $2,000,000 in total capital and surplus, at least 300 stockholders, and a minimum bid price of $3.00. In order to qualify for continued listing on Nasdaq, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the maintenance requirements for quotation on Nasdaq, of which there can be no assurance, it is anticipated that the Securities would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or obtain, accurate quotations as to the market price of the Securities, which may materially adversely affect the liquidity of the market for the Securities. In addition, if the Securities are delisted from Nasdaq they might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission (the "Commission") relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account. It is presently expected that the Underwriter will be the principal market maker in the Securities. Such market making activity may be discontinued at any time. The prices and liquidity of the Securities may be materially adversely affected if such market making activity were discontinued for any reason.

   Although the Company believes that the Securities will not be defined as a penny stock due to their anticipated listing on Nasdaq, in the event the Securities subsequently become characterized as a penny stock, the market for and liquidity of the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in the Offering to sell their Securities in the secondary market.

                               USE OF PROCEEDS


   The estimated net proceeds to the Company from the sale of the Securities offered hereby, after deducting the underwriting discount and estimated offering expenses, will be approximately $4,720,000, (or approximately $5,503,000 if the Underwriter's over-allotment option is exercised in full). The Company intends to allocate the net proceeds of the Offering approximately as follows:


                                         Approximate             Approximate
                                           Amount                 Percentage
                                        -------------            -------------
Research and development(1) ......       $1,000,000                  21.2%
Repayment of indebtedness(2) .....          925,000                  19.6%
Marketing and licensing(3)  ......          750,000                  15.9%
Working capital  .................        2,045,000                  43.3%
                                        -------------            -------------
  Total  .........................       $4,720,000                 100.0%
                                        =============            =============

------
(1) Consists of expenditures for equipment, materials and outside consultants and in connection with research and development activities with respect to the application of the Imatec 20/20 System designed for the medical diagnostic imaging field to other medical imaging fields and developing an Imatec 20/20 System for non-medical imaging fields. In addition, the Company may also from time to time purchase technologies which may enhance or further the application of the Company's technology, although the Company has no understandings or arrangements to do so at this time.

(2) Reflects repayment of principal amount of $925,000 of Notes, pursuant to the Bridge Financing Restructuring. See "Plan of Operations -- Liquidity and Capital Resources."

(3) Consists of expenditures in connection with participating in trade shows (which includes constructing a booth for, and renting space at, trade shows, preparation of special marketing materials, and travel to and attendance at trade shows), preparation of marketing materials, hiring of sales and marketing personnel and consultants, advertising and general marketing and licensing activities.


   The initial application for the use of proceeds represents management's estimates based upon current business and economic conditions. Although the Company does not contemplate material changes in the proposed use of proceeds, to the extent the Company finds that adjustment is required by reason of existing business conditions, the amounts shown may be adjusted among the uses indicated above.

   The Company believes that the net proceeds of this Offering will be sufficient for the Company to sustain its operations and implement its business plan for at least twelve (12) months after the date of this Prospectus, although there can be no assurance that such net proceeds will be sufficient to finance the Company's operations for such period.

   To the extent that the Company's expenditures are less than projected and/or the net proceeds of this Offering increase as a result of the exercise by the Underwriter of its over-allotment option, the resulting balance will be retained and used for general working capital purposes. The net proceeds of this Offering that are not expended immediately shall be deposited in interest bearing accounts, or invested in government obligations, certificates of deposit or similar short-term, low risk investments.

                               DIVIDEND POLICY

   The Company has never paid cash or other dividends and does not expect to pay any cash or other dividends in the foreseeable future with respect to its Common Stock. The Company's future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. The Company presently intends to retain any earnings which the Company may realize in the foreseeable future to finance the growth of the Company.

                                   DILUTION

   The Company had a pro forma net tangible book value of $1,152,094 or $.41 per share of Common Stock as of August 31, 1996, after giving effect to the Bridge Financing Restructuring. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. After giving effect to the receipt of the net proceeds from the sale of the Common Stock and Redeemable Warrants by the Company and the initial application of the net proceeds therefrom, the net tangible book value of the Company at August 31, 1996 would have been $5,975,181 or $1.58 per share, representing an immediate dilution of $3.42 (or approximately 68%) per share to the public investors as illustrated by the following table:

Assumed initial public offering price per share of Common Stock  ..             $5.00
Pro forma net tangible book value per share before Offering  ......   $ .41
Increase in net tangible book value per share of Common Stock
  attributable to public investors ................................    1.17
                                                                      ------
Adjusted net tangible book value per share upon the Offering  .....              1.58
                                                                               -------
Dilution per share to public investors (1)  .......................             $3.42
                                                                               =======

------
(1) In the event that the Underwriter exercises its over-allotment option in full, the adjusted net tangible book value after this Offering would be approximately $1.72 per share, which would result in immediate dilution in net tangible book value to public investors of approximately $3.28 per share.

   The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of Common Stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid, by the existing stockholders of the Company and the investors in the Offering.


                             Number of     Percent        Percent of
                              Shares       of Total     Total Consid-     Total Consid-      Average Price
                             Purchased      Shares       eration Paid      eration Paid        Per Share
                            -----------   ----------    ---------------   ---------------   ---------------
Present Stockholders(1).     2,789,194        74%             26%          $  1,718,904          $  .62
Public Investors  .......    1,000,000        26%             74%             5,000,000(2)        $5.00
                            -----------   ----------    ---------------   ---------------
Total  ..................    3,789,194       100%            100%          $  6,718,904
                            ===========   ==========    ===============   ===============

------
(1) Adjusted to give effect to the Bridge Financing Restructuring. See "Plan of Operations -- Liquidity and Capital Resources."
(2) Allocates no value to the Redeemable Warrants offered hereby.


   The foregoing table assumes no exercise of the Redeemable Warrants or any stock options, of which none are currently issued. To the extent that any options issued by the Company in the future or the Redeemable Warrants are exercised, there may be further dilution to the new investors in this Offering.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company at August 31, 1996. This information should be read in conjunction with the financial statements and the notes thereto which are included elsewhere in this Prospectus.

                                                                        August 31, 1996
                                                               ---------------------------------
                                                                    Actual        As Adjusted(1)
                                                                ---------------   --------------
Bridge notes payable  .......................................     $ 3,084,284(2)             0
Stockholders' (Deficit) Equity:
     Preferred Stock, par value $.0001 per share, 2,000,000
        shares authorized, no shares issued and outstanding .     $         0      $         0
     Common Stock, par value $.0001, 20,000,000 shares
        authorized, 2,761,785 shares issued and outstanding
        actual, and 3,789,194 as adjusted ...................             276              379
     Additional paid-in capital  ............................       1,865,725        8,902,398
     Deficit accumulated during the development stage  ......      (2,837,005)      (2,927,596)
                                                                ---------------   --------------
Total stockholders' (deficit) equity  .......................     $  (971,004)     $ 5,975,181
                                                                ===============   ==============
Total capitalization  .......................................     $ 2,113,280      $ 5,975,181
                                                                ===============   ==============

------
(1) As adjusted to give effect to (i) the conversion of $2,150,000 of principal indebtedness and $166,776 of accrued interest thereon into 579,194 shares of Common Stock, (ii) the forgiveness of $925,000 of principal indebtedness and $122,511 of accrued interest thereon, (iii) the cancellation of 1,850,000 Bridge Warrants, (iv) the write-off of unamortized loan discount of $915,716 and deferred loan costs of $222,386, all being deemed to occur as of October 31, 1996,and (v) the sale of 1,000,000 shares of Common Stock and 4,000,000 Redeemable Warrants in connection with this Offering at assumed initial public offering prices of $5.00 and $.25, respectively, and the initial application of the net proceeds therefrom. See "Plan of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."

(2) Net of $915,716 of unamortized original issue discount.

                           SELECTED FINANCIAL DATA

   The following selected financial data has been derived from the financial statements of the Company. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein have been made. The selected financial data should be read in conjunction with the Financial Statements and related notes thereto, which are included elsewhere in this Prospectus.

                                                                               November 17, 1988
                                                                                 (inception) to
                                                                               December 31, 1995            Eight months
                                                   Year Ended December 31         (Cumulative)            Ended August 31,
                                                ----------------------------    -----------------  ------------------------------
                                                     1994           1995                               1995             1996
                                                 ------------   ------------                        ------------   --------------
Statement of Operations Data:
Income  ......................................       $1,960             --           $133,973               --               --
                                                 ------------   ------------    -----------------   ------------   --------------
Royalties  ...................................           --       $420,000           $420,000         $373,334          $95,083
Research and development  ....................      $17,881        $11,773           $337,389               --          $46,991
General and administrative  ..................      $99,243       $163,682           $598,613          $51,631         $531,518
Interest expense (net)  ......................           --        $67,139            $58,080               --         $883,304
                                                 ------------   ------------    -----------------   ------------   --------------
Net loss  ....................................    $(115,164)     $(662,594)       $(1,280,109)       $(424,965)     $(1,556,896)
                                                 ============   ============    =================   ============   ==============
Net loss per share  ..........................        $(.02)         $(.12)             $(.22)           $(.07)           $(.26)
                                                 ============   ============    =================   ============   ==============
Weighted average number of shares outstanding .   5,741,072      5,749,976          5,742,329        5,738,313        5,893,715
                                                 ============   ============    =================   ============   ==============

                                         August 31, 1996
                                 -------------------------------
                                                         As
Balance Sheet Data:                   Actual        adjusted (1)
                                  ---------------   ------------
Working capital (deficit)  ....     $ 1,667,858       $5,785,983
Total assets  .................     $ 2,369,215       $6,011,078
Total liabilities  ............     $ 3,340,219(2)    $   35,897
Stockholders' equity (deficit) .    $  (971,004)      $5,975,181

------
(1) As adjusted to give effect to (i) the conversion of $2,150,000 of principal indebtedness and $166,776 of accrued interest thereon into 579,194 shares of Common Stock, (ii) the forgiveness of $925,000 of principal indebtedness and $122,511 of accrued interest thereon, (iii) the cancellation of 1,850,000 Bridge Warrants, (iv) the write-off of unamortized loan discount of $915,716 and deferred loan costs of $222,386, all being deemed to occur as of October 31, 1996, and (v) the sale of 1,000,000 shares of Common Stock and 4,000,000 Redeemable Warrants in connection with this Offering at assumed initial public offering prices of $5.00 and $.25, respectively, and the initial application of the net proceeds therefrom. See "Plan of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."

(2) Net of $915,716 of unamortized original issue discount.

                              PLAN OF OPERATIONS


   The Company was organized on November 17, 1988 and is in the development stage. To date, the Company's activities have primarily consisted of research and development activities with respect to the development of the Company's technology and an Imatec 20/20 System for the medical diagnostic imaging field. During this time, the Company has received only minimal revenues from limited non-recurring consulting activities. The Company believes, based upon its internal budgets, that the net proceeds of this Offering will be sufficient for the Company to (i) engage in licensing the Company's technology and Imatec 20/20 System developed for the medical diagnostic imaging field to manufacturers of medical diagnostic imaging products such as scanners, cameras and image reproduction systems, (ii) engage in marketing activities to facilitate the licensing of the Company's technology and its Imatec 20/20 Systems, (iii) continue research and development activities with respect to other applications of the Company's technology in the medical imaging field and in other imaging fields, such as graphic arts, computer, cinematography and TV/video and (iv) otherwise conduct its operations for at least the twelve (12) month period following the date of this Prospectus.


LIQUIDITY AND CAPITAL RESOURCES


   The Company is in the development stage, and primarily as a consequence of expenses incurred in connection with research and development activities, at December 31, 1995 and August 31, 1996 the Company had an accumulated stockholders' deficit of $1,280,109 and $2,837,005, respectively. The Company has continued to incur losses since August 31, 1996.


   To date, the Company has financed its operations principally from the sale of securities and loans. In 1991, the Company issued an aggregate of 55,250 shares of Common Stock to an investor for aggregate gross proceeds of $500,000. In 1994, the Company issued an aggregate of 12,615 shares of Common Stock to two investors for aggregate gross proceeds of $114,224.

   In the second and third quarters of 1995 the Company borrowed an aggregate of $175,000 from five non-affiliated, accredited investors pursuant to one
(1) year promissory notes. All of these investors converted their respective loans into Units in the Bridge Financing described immediately below.


   On November 30, 1995, the Company effected the initial closing (the "First Closing") of a private placement (the "Bridge Financing") pursuant to which it sold an aggregate of 37 units (the "Units") to non-affiliated, accredited investors, each Unit consisting of (a) a $50,000 10% promissory note due the earlier of (i) fifteen (15) months from the date of issuance, (ii) the Company's receipt of gross proceeds of at least $8,000,000 from a public or private sale of its securities in which the Underwriter acted as the underwriter or placement agent, respectively, or (iii) the Company's receipt of gross proceeds of at least $4,500,000 from a public or private sale of its securities in which the Underwriter did not act as the underwriter or placement agent, respectively (the "Note"), (b) 6,897 shares of Common Stock, and (c) 50,000 warrants (the "Bridge Warrants") exercisable at $1.00 per share. See "Description of Securities." The Company received gross proceeds from the sale of the 37 Units in the First Closing of $1,850,000, pursuant to which it issued an aggregate of 255,194 shares of Common Stock and 1,850,000 Bridge Warrants. The investors in the First Closing received financial statements from the Company which did not properly account for the Company's research and development costs. As a result thereof, the Company circulated revised financial statements and gave recission offers to all of the investors in the First Closing, only one of whom accepted such recission offer. All of the other investors in the First Closing affirmatively chose not to rescind. On April 12, 1996 the Company effected a second closing of the Bridge Financing (the "Second Closing") pursuant to which it received an additional $2,150,000 in gross proceeds for which it issued an aggregate of 43 Units, 296,591 shares of Common Stock and 2,150,000 Bridge Warrants. The net proceeds from the Bridge Financing were approximately $3,230,000 (after commissions and expenses) and in connection therewith the Company issued 551,785 shares of Common Stock (including 25 shares of Common Stock which resulted from rounding to the nearest whole share in connection with the purchase of fractional units) and 4,000,000 Bridge Warrants. The Company used the net proceeds from the Bridge Financing (i) to make a one-time payment of $350,000 to the Company's President and Chief Executive Officer, Dr. Hanoch Shalit, pursuant to the License Agreement and (ii) for marketing and working capital purposes.

   In connection with the issuance of Notes with an aggregate principal amount of $4,000,000, 551.785 shares of Common Stock and 4,000,000 Bridge Warrants in the Bridge Financing, the Company recorded an original issue discount of $1,503,570 based upon the allocation of the relative fair market value of the Notes, Bridge

Warrants and the Common Stock on the date of issuance. The Company incurred approximately $664,000 of offering costs related to the Bridge Financing, of which approximately $415,000 was allocated to deferred debt issuance costs with the remainder allocated to paid-in capital of the Common Stock and Bridge Warrants issued therewith. The original issue discount is being amortized over the term of the Notes as interest expense.

   In order to qualify the Common Stock and Redeemable Warrants for listing on Nasdaq, the Company was required by Nasdaq to restructure the Bridge Financing (the "Bridge Financing Restructuring"). Accordingly, all of the investors in the Bridge Financing (the "Bridge Investors") were given the choice to either (i) convert on the closing date of this Offering, their entire principal and accrued interest into shares of Common Stock at the rate of $4.00 per share, retain the Bridge Warrants, and return all of the shares of Common Stock that they received in the Bridge Financing ("Option A"), or
(ii) upon the closing of this Offering receive a one time payment equal to fifty percent (50%) of the principal amount of their Note, not receive any accrued interest whatsoever, and return all of the Bridge Warrants and Common Stock that they received in the Bridge Financing ("Option B"). Bridge Investors owning an aggregate of 38 Units elected Option A and Bridge Investors owning an aggregate of 37 Units elected Option B. Those Bridge Investors representing the remaining five (5) Units who fail to choose either Option A or Option B by October 25, 1996 will be deemed to have chosen Option A by the Company and the Company will cancel on its books and records the Common Stock issued to them in the Bridge Financing. Consequently, the Bridge Financing has been restructured such that, upon the closing of this Offering (assuming a closing date of this Offering of October 31, 1996) the Company will repay an aggregate of $925,000 of principal with respect to those investors who chose Option B. The balance of the principal amount of the Notes issued in the Bridge Financing, and all accrued interest thereon, is being forgiven and will not be repaid. In addition, the Company will issue, upon the closing date of this Offering an aggregate of 579,194 shares of Common Stock (assuming a closing date of October 31, 1996) and 2,150,000 Bridge Warrants to those Bridge Investors who chose Option A. The balance of 1,850,000 Bridge Warrants and all 551,785 shares of Common Stock issued in the Bridge Financing will be returned to the Company upon the closing of this Offering.

   In connection with the Bridge Financing Restructuring, which is contingent on the closing of this Offering, the Company will (i) write-off $915,716 of unamortized loan discount and $222,386 of deferred loan costs, and, (ii) will recognize $1,047,511 of forgiveness of indebtedness income. See "Risk Factors--Potential Litigation."

   The Company believes that the net proceeds of this Offering will be sufficient for the Company to sustain its operations and implement its business plan for at least twelve (12) months after the date of this Prospectus, although there can be no assurance that such net proceeds will be sufficient to finance the Company's operations for such period.

NET OPERATING LOSS CARRYFORWARDS

   As of December 31, 1995, the Company had net operating loss carryforwards under Section 172 of the Internal Revenue Code, as amended (the "Code"), of approximately $900,000 for Federal income tax purposes which may be used to offset future taxable income. The Federal income tax carryforward will expire as follows: $130,000 in the year 2008; $75,000 in the year 2009; $94,000 in the year 2010; and $601,000 in the year 2011.

NEW ACCOUNTING PRONOUNCEMENTS

   Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted SFAS No. 121 as of January 1, 1996 and such adoption did not have a material effect on its financial position or results of operations.

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) recently issued by FASB is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not adopted SFAS No. 123 because the Company has not engaged in any transactions involving stock-based compensation subsequent to December 15, 1995.

                                   BUSINESS

GENERAL


   The Company was formed in 1988 to develop, design, market and license its proprietary technology, which enhances image reproduction by reducing distortion that normally occurs in the imaging process, for application in such markets as medical imaging, graphic arts, computers, cinematography and TV/video. Each application will be a system of hardware and software components (an "Imatec 20/20 System"), expressly developed for a specific market. Based on the results of extensive testing, the Company has developed an Imatec 20/20 System for medical diagnostic imaging devices which is capable of improving the quality of film reproduction of images taken by medical diagnostic imaging devices such as MRI, CT and Ultrasound scanners. The Imatec 20/20 System for medical diagnostic imaging devices achieves this goal regardless of the type of medical imaging film used which may result in cost savings to the user. The Company has also developed an Imatec 20/20 System for the medical field of teleradiology, which is the viewing of the same medical image on different monitor screens in separate locations. Although the first applications of the Company's technology have been for the medical diagnostic imaging field, which only require black and white reproduction, the Company recently began developing an Imatec 20/20 System designed to reduce distortions of reproduction of color images and which is intended to facilitate the Company's development of Imatec 20/20 Systems for non-medical imaging fields.

   The Company's technology is designed to objectively measure the image characteristics of an original image and compare it to its reproduced image, computing the existing tone and color distortions between the two images and correcting such distortions. Current imaging systems create reproductions that have distortions and are usually adjusted subjectively during the reproduction process. Aspects of the Company's technology are set forth in its Patents which have been licensed by the Company from Dr. Hanoch Shalit, the Company's President and Chief Executive Officer. The Company has designed, built and tested a prototype of a device incorporating the Imatec 20/20 System which can be used with MRI, CT and Ultrasound scanners.


  THE MEDICAL IMAGING MARKET


   In 1995, U.S. sales of MRI, CT and Ultrasound machines were approximately $1.59 billion, representing sales of approximately 9,775 units. In addition, approximately $235 million was spent in 1994 in connection with the upgrading and improving these medical imaging devices either to extend the life of the machines or to add on technical improvements. At the end of 1995, there were approximately 96,680 MRI, CT and Ultrasound machines operating in the United States. Based on industry statistics, the U.S. market for medical imaging devices represents approximately 40% of the worldwide market.

  IMATEC 20/20 SYSTEMS

   Imatec 20/20 Systems are designed to improve a reproduced image so that it more closely resembles the original image in terms of tone and color. Presently, many image reproduction applications employ manual adjustments based on subjecive assessment. The individual taking the image adjusts the imaging taking device (i.e. the camera) by adjusting the light intensity, exposure time, etc. The adjusting of these variables is based on the operator's subjective perceptions. In the medical imaging process, however, a number of variables, in addition to the subjective perceptions of the operator, influence the fidelity of the final image as compared to the original image. Such variables include lighting conditions, photographic materials used, particular equipment characteristics, calibration, and equipment age. Imatec 20/20 Systems employ an objective measurement of image and tone rather than subjective assessments of image and tone to reduce the distortion in the imaging process caused by these variables.

   When used in connection with an MRI, CT or Ultrasound scanner, the Imatec 20/20 System uses a photometer (an instrument that measures properties relating to light, especially luminous intensity) to measure the image tone characteristics that appear on the screen of the medical imaging device via a test pattern representing the tone of such images. Thereafter, a densitometer (an instrument that measures the optical density of a film) measures the image tone characteristics of the same image as reproduced on film via a test pattern that represents the image as it appears on the film. Thereafter, the characteristic of the screen image and the film image are transferred to a computer which calculates the distortion function between the two images and the required correction function. This computed correction function is automatically transferred to a digital signal processor system that modifies the film image reproduction signal on a pixel-by-pixel basis to create an image reproduced on the film that more closely resembles the image and tone characteristics as set forth on the screen.

   This so-called closed loop system, which measures and compares the image tone characteristics set forth on the screen and the image tone characteristics reproduced on the film, adjusting for those variables that influence the reproduced image, can take one of two forms. The Imatec 20/20 System can be an add-on to MRI, CT and Ultrasound scanners. In such instances, the operator of the medical imaging device will be required to make adjustments each time a variable that influences the final picture is altered, such as a change in lighting conditions or the changing of the film. Alternatively, the Imatec 20/20 System can also be incorporated inside MRI, CT and Ultrasound scanners, in which event the Imatec 20/20 System can automatically adjust for any change in these variables.

THE COMPANY'S BUSINESS STRATEGY

   The Company's strategy is to (i) license the Company's technology and Imatec 20/20 System developed for the medical diagnostic imaging field to manufacturers of medical imaging products such as scanners, cameras and image reproduction systems, (ii) engage in marketing activities to facilitate the licensing of the Company's technology and its Imatec 20/20 Systems, and (iii) continue its research and development activities with respect to other applications of the Company's technology in the medical imaging field and for other imaging fields, such as graphic arts, computer, cinematography, and TV/video. The precise scope and length of any license granted by the Company will be dependent upon the overall nature of the license agreement and the remuneration to be received by the Company. The Company will simultaneously seek to license Imatec 20/20 Systems both as an add-on device for new and existing MRI, CT and Ultrasound scanners and as an enhancement to be included inside new MRI, CT and Ultrasound scanners. The Company does not presently intend to engage in any manufacturing, sales, distribution or service activities with respect to its Imatec 20/20 Systems or products that incorporate the Company's technology, or provide technical service in connection therewith. The Company may assist a licensee in adapting the Company's technology or an Imatec 20/20 System and preparing a technical manual for any product that incorporates the Company's technology or Imatec 20/20 system, but will not engage in providing the actual technical assistance to end-users of any such product. In the event that the Company is unable to effectively license its technology or the Imatec 20/20 System the Company may have to engage in manufacturing of products incorporating its technology or the Imatec 20/20 System. See "Risk Factors -- No Manufacturing, Sales, Distribution and Technical Services Support Capabilities; Limited Marketing Capabilities."

MANUFACTURING, SALES AND DISTRIBUTION

   As noted above, the Company has no present intention to engage in the manufacturing, sales or distribution process. In the event that due to the Company's inability to successfully license its technology or any Imatec 20/20 System the Company determined that it was necessary to manufacture, sell and distribute imaging products incorporating the Company's technology or Imatec 20/20 Systems, the Company would manufacture such products on a contract manufacturing or original equipment manufacturer (OEM) basis and have such products distributed by a network of independent regional distributors. The Company presently has an arrangement with an independent third party company that provides research and development services to the Company from time to time. Such third party also has pre-production and production capabilities. Consequently, since such third party is already familiar with the Company's technology, the Company would engage such third party on an OEM basis in the event that the Company was required to manufacture products. The Company presently does not have any relationship with any independent retail distributors.

MARKETING

   The Company intends to market its technology and Imatec 20/20 Systems in a number of ways, all of which are intended to facilitate the licensing of its technology and Imatec 20/20 Systems. The Company will attend industry trade shows in the United States where it believes it will gain additional exposure to potential licensees for its technology and Imatec 20/20 Systems. The Company also will seek to obtain awareness of Imatec 20/20 Systems through the publishing of articles by Dr. Shalit, the first of which is expected to be a series of articles commencing in November of 1996 in Medical Imaging, a trade magazine. The Company also intends to gain exposure as well as keep current of emerging and changing imaging standards by joining certain industry trade associations and where feasible, having representatives of the Company serve on various standards committees in the imaging field. The Company recently became a member of the National Electronic Manufacturers Association ("NEMA") which is an industry trade association for the medical imaging industry. In addition, Dr. Shalit is currently a full voting member of the Digital Imaging Communication in Medicine Committee ("DICOM"), a committee under the auspices of NEMA and the American College of Radiology that is responsible for creating standards in the image communication business. The Company also intends to engage in general advertising in trade publications in order to gain recognition of the Company and its Imatec 20/20 Systems. The Company has a vice president of marketing to coordinate all of the Company's marketing activities and intends to hire additional marketing personnel and consultants subsequent to this Offering.

RESEARCH AND DEVELOPMENT

   In applying the Imatec 20/20 System designed for the medical diagnostic imaging field to other aspects of the medical imaging field, as well as in connection with developing Imatec 20/20 Systems for other fields, the Company intends to engage consultants and independent contractors from to time to conduct research and development activities. The Company, in discreet instances, may acquire certain technologies that the Company believes enhance or further the application of the Company's technology or its Imatec 20/20 Systems to other imaging fields, although it will only effect such acquisitions in those instances where the Company believes that acquisition of such technologies is more economical and efficient than engaging in the research and development itself. The Company does not have any current arrangements or understandings at the present time to acquire any such technologies.

   The Company incurred $17,881, $11,773 and $46,991 in research and development activities in 1994, 1995 and the eight months ended August 31, 1996, respectively. The Company presently intends to expend no more than approximately $350,000 on research and development during the last four (4) months of 1996.

COMPETITION

   The image enhancement field is subject to rapid and significant technological change that may render an Imatec 20/20 System obsolete or products that incorporate the Company's technology obsolete or incompatible with the machines they are intended to complement. In addition, such rapid changes may impose additional, unforeseen costs on the Company in that the Company may be required to modify its technology and Imatec 20/20 Systems to adapt to such changes. There can be no assurance that the Company will be able to successfully modify or upgrade its technology and Imatec 20/20 Systems as may be necessary in a timely fashion, or at all.

   While the Company is not aware of any entities that build image enhancement devices that compete with the Company's technology or Imatec 20/20 Systems, there are a number of entities that are engaged in the research and development of image enhancement products. These entities may in the future develop technologies or products that compete with the Company's technology or Imatec 20/20 Systems. Potential competitors of the Company include independent companies, universities and public and private research organizations, most of which are well established and have substantially greater marketing, financial, technological and other resources than the Company. In addition, the medical imaging field in particular is dominated by large, well established corporations. There can be no assurance that competitors will not succeed in securing patents and/or developing technologies or products that are more effective than the Company's technology or Imatec 20/20 Systems, as a result of which the Company's technology or Imatec 20/20 Systems may become obsolete or noncompetitive.

THE LICENSE AGREEMENT

   The Company entered into a license agreement as of June 25, 1995 with Dr. Hanoch Shalit, the Company's President and Chief Executive Officer (the "License Agreement"). The License Agreement grants the Company the exclusive right to make, use, sell and sublicense "Patentable Image Technology," which is defined in the License Agreement as the three United States Patents and certain foreign patent applications. Under the terms of the License Agreement, Dr. Shalit received from the Company a one-time $350,000 payment in January 1996 subsequent to the First Closing of the Bridge Financing. Dr. Shalit is also entitled to receive a flat royalty fee of $140,000 per annum, payable in monthly installments of $11,667, for so long as the Company and any successor of the Company is in existence (the "Annual Royalty"); provided, however, that in the event that Dr. Shalit is no longer President, Chief Executive Officer and Chairman of the Company for any reason whatsoever, but the Company or any successor of the Company continues in existence, the Annual Royalty shall automatically be increased to $250,000 per annum. Pursuant to the terms of the License Agreement, the Annual Royalty shall increase by 5% every year as long as the Company or any successor of the Company is in existence. The License Agreement also grants to the Company the exclusive right as to inventions made by Dr. Shalit in the course of his employment under his employment agreement with the Company. The Company's obligations to pay the Annual Royalty shall continue until the expiration of the License Agreement. The term of the License Agreement expires when the last licensed patent expires, whether in the United States or abroad. Under the License Agreement, the Company is obligated to use its reasonable best efforts to make, use, sell and sublicense to others the Patentable Image Technology.

INTELLECTUAL PROPERTY


   The Company presently intends to make all appropriate filings and registrations, or take all other actions the Company believes to be necessary, to obtain and protect all patents, trademarks, copyrights, tradenames, trade dress and all other intellectual property rights, if any, relating to the Company, although there can be no assurances that the Company will be able to effectively do so. In the event the Company is able to fully establish intellectual property rights with respect to the technology used by the Company, of which there can be no assurance, third parties may attempt to exercise alleged rights in any of their patents, trademarks, copyrights or other intellectual property or appropriate any patents, trademarks, copyrights, or other intellectual property rights obtained by the Company, and the Company's failure or inability to adequately protect any of its intellectual property rights may have a material adverse effect on the Company. In addition, there can be no assurance that third parties will not be able to successfully assert a claim with regard to the Patents and/or the Imatec 20/20 Systems under their own intellectual property rights.


   The Company also requires all employees to sign non-disclosure, non-competition, confidentiality and invention assignment agreements.

   Under the License Agreement, the Company has an exclusive, worldwide license from Dr. Hanoch Shalit, the Company's founder, principal stockholder and Chief Executive Officer, to make, use, sell and sublicense to others the Patentable Image Technology.


   Subsequent to this Offering, the Company will seek to broaden its patent protection and the application of the Company's technology and Imatec 20/20 Systems to other markets. When seeking to apply the Company's technology to other markets, the Company most likely will first design a research prototype of an Imatec 20/20 System for such market to test the technology in the laboratory. Thereafter, a production prototype of such Imatec 20/20 System will be constructed for testing at a beta, or third party, site. After successful beta testing, the Company will then seek to market the Imatec 20/20 System and/or license the underlying technology.


FDA CLEARANCE


   The FDA employs a rigorous system of regulations and requirements governing the clearance processes for medical devices, requiring, among other things, the presentation of substantial evidence, including clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are pre-market approval, which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act which is for products that are substantially equivalent to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol, because PMA clearance relates to more unique, invasive and/or potentially higher risk products, the PMA procedure is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k). The review period for a 510(k) application is approximately ninety (90) days from the date of filing the application, although there can be no assurance that the review period will not extend beyond such a period.

   Under the PMA procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a PMA application is one hundred eighty
(180) days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a PMA application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.


   In order to conduct human clinical studies for any medical procedure proposed for the Company's products, the Company, or a licensee of the Company's technology or Imatec 20/20 System for medical imaging applications, as the case may be, could also be required to obtain an Investigational Device Exemption ("IDE") from the FDA or IRB, which would further increase the time before potential FDA clearance. In order to obtain an IDE, the Company or a licensee, as the case may be, may be required to submit an application to the FDA or IRB, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an IDE would ordinarily be granted promptly thereafter.


EMPLOYEES


   As of September 30, 1996, the Company had 4 full-time employees, Dr. Hanoch Shalit, who serves as the Company's President and Chief Executive Officer, Lawrence P. Kollender, who serves as the Company's Vice President of Sales and Marketing, James A. Smith, who serves as the Company's Chief Financial Officer, and one administrative assistant. The Company also employs 2 part-time consultants, consisting of 1 computer programmer and 1 electronic engineer. The Company believes that its relations with its employees are good.


PROPERTIES

   On January 31, 1996, the Company entered into a three (3) year lease for approximately 2,048 square feet for its principal executive offices at 150 East 58th Street, NY, NY 10155 pursuant to which the Company pays rent of approximately $5,600 per month. Dr. Hanoch Shalit, the Company's President and Chief Executive Officer, has personally guaranteed the payments to be made under such lease.

LEGAL PROCEEDINGS

   There are no legal proceedings to which the Company is a party.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The names and ages of the directors and executive officers of the Company are set forth below.

 Name                      Age                   Position Held
 ----------------------   -----   --------------------------------------------
Dr. Hanoch Shalit  ....    43    President, Chief Executive Officer, Chairman
                                  of the Board of Directors, Principal
                                  Accounting Officer and Secretary
Steven Ai  ............    42    Director
Neal Factor  ..........    45    Director
Simon Cross  ..........    45    Director
James A. Smith  .......    44    Chief Financial Officer
Lawrence P. Kollender      56    Vice President -- Marketing and Sales

   The Company has agreed with Dr. Shalit that he shall be entitled to a nominee on the Board of Directors until the expiration date of the last of the three Patents. The Company has also agreed with the Underwriter that, for a period of five years after the date of this Prospectus that it will use its best efforts to cause one individual designated by the Underwriter and acceptable to the Company to be elected to the Board of Directors, which individual may be a director, officer, employee or affiliate of the Underwriter. See "Underwriting." Directors serve until the next annual meeting of stockholders and the election and qualification of their successors. Directors will not receive any compensation for serving on the Board of Directors. The officers are elected by the directors and serve, subject to existing employment agreements, at the discretion of the Board of Directors.

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

   Dr. Hanoch Shalit founded the Company in November 1988 and has been its Chief Executive Officer, President, Chairman of the Board and Secretary since inception. From September 1982 until June 1987 Dr. Shalit was employed as a senior chemist with Chemco Photo Products, a private imaging company. From June 1987 until the beginning of November 1988, Dr. Shalit was employed by the FONAR Corporation, a public imaging company where he was the President of the Photographic Sciences Division in charge of production, sales and service for the FONAR Corporation's photographic products. Dr. Shalit earned a B.S. (Honors) in the Sciences of Photography from the Polytechnic of Central London (now know as University of Westminster) in Great Britain in 1978 and a PhD in Physics from the University of London in 1981.

   Mr. Steven Ai has been a director of the Company since November 30, 1995. Since 1992, Mr. Ai has been the President of City Mill Co., Ltd., a private company located in Honolulu, Hawaii, which owns and operates a chain of retail home product stores. Prior to 1992, Mr. Ai was a manager with the public accounting firm of KPMG Peat Marwick.


   Mr. Neal Factor, who has been a director of the Company since November 30, 1995, has maintained a private law practice in New York City principally in the areas of corporate and commercial law since 1979. Mr. Factor has represented the Company since inception and receives compensation from the Company for his legal services. See "Certain Transactions."

   Mr. Simon Cross has been a director of the Company since July 15, 1996. Since February 1993, Mr. Cross has been the general manager of Shackman Instruments, a private company located in the United Kingdom which designs and manufactures identification cameras and associated security systems. From May 1992 to February 1993, Mr. Cross was the sales and marketing manager of Techspan Systems plc, a private company located in the United Kingdom which specializes in computer controlled large scale electronic displays. From June 1990 to May 1992, Mr. Cross was the director of X-Tek Systems Ltd., a private company located in the United Kingdom which develops and manufactures high definition microfocus x-ray systems for industrial inspection.

   Mr. James A. Smith has been the Company's Chief Financial Officer since September 24, 1996. From November 1992 until September 1996, Mr. Smith was the controller of Ferrara Food Company, a public wholesale food company located in East Brunswick, New Jersey. From June 1995 until November 1995, Mr. Smith also served as a financial consultant to William Greenberg Desserts & Cafes, Inc., a public company located in New York City. From September 1990 to August 1992, Mr. Smith was the Vice President of Finance and Chief Financial Officer of Ambico, Inc., a private wholesale electronics distribution company located in Norwood, New Jersey.

   Mr. Lawrence P. Kollender has been the Company's Vice President -- Marketing and Sales since January 3, 1996. Since January 1995, Mr. Kollender has also been the President of LPK Unlimited, a private consulting firm to companies in the software, electronics and service industries. From 1989 through December 1994, Mr. Kollender was the director of international defense programs at the Grumman Corporation, which was a public company until it was acquired by the Northrop Corporation.


EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid by the Company to executive officers of the Company for the years ended December 31, 1993, 1994 and 1995.

                          SUMMARY COMPENSATION TABLE


                                                                                       Long-Term Compensation
                                                                                       -----------------------
                                        Annual Compensation                       Awards              Payouts
                               --------------------------------------    -------------------------   ----------
                                                                        Restricted
     Name and                                            Other Annual     Stock                         LTIP         All Other
 Principal Position   Year    Salary($)     Bonus($)   Compensation($)   Awards($)   Options/SARs(#)   Payouts($)   Compensation ($)
 -----------------   ------  ------------  ----------   -------------  ----------  ---------------   ----------   ---------------
Dr. Hanoch Shalit,    1995    $  60,000(1)   $   -0-(2)      $ -0-        $ -0-         -0-            $ -0-             $ -0-
 Chief Executive
  Officer,            1994    $  24,258      $   -0-         $ -0-        $ -0-         -0-            $ -0-             $ -0-
  President,
  Director and        1993    $  42,000      $   -0-         $ -0-        $ -0-         -0-            $ -0-             $ -0-
  Principal
  Accounting
  Officer

------
(1) Pursuant to his employment agreement, Dr. Shalit's salary is payable at the rate of $60,000 per calendar year. However, for the calendar year ending 1995, Dr. Shalit received less than $60,000 because his employment agreement did not become effective until July 1, 1995. See "Management -- Employment Agreements."

(2) Pursuant to his employment agreement, Dr. Shalit is entitled to receive a bonus equal to $10,000 for every $1,000,000 of gross annual sales received by the Company. See "Management -- Employment Agreements."

EMPLOYMENT AGREEMENTS

   Effective July 1, 1995, the Company entered into a five-year employment agreement with Dr. Hanoch Shalit. Under his employment agreement, Dr. Shalit is to serve as the Company's President, Chief Executive Officer and Chairman of the Board of Directors and receive an annual base salary of $60,000, which shall increase at the rate of 5% per annum, plus benefits. Dr. Shalit is also entitled to receive a bonus of $10,000 for every $1,000,000 of gross annual sales received by the Company. In addition, Dr. Shalit's employment agreement provides that, during the term of such employment agreement, he shall not compete with the Company in the United States or Canada or disclose, without the Company's consent, confidential information that has been or will be disclosed to him by the Company. Dr. Shalit's employment with the Company shall terminate upon his death or disability, the Company no longer being involved in the imaging technology business, the bankruptcy of the Company or the Company having been merged into or acquired by another company. Furthermore, Dr. Shalit's employment may be terminated by the Company for "cause," which is defined as either dishonesty detrimental to the best interests of the Company or wilful disloyalty to the Company.


   Effective September 24, 1996, the Company entered into a five-year employment agreement with Mr. James A. Smith. Under his employment agreement, Mr. Smith is to serve as the Company's Chief Financial Officer and receive an annual salary of $95,000, plus benefits. In addition, Mr. Smith's employment agreement provides that, during the term of his employment agreement and for three years thereafter, he shall not compete with the Company or disclose, without the Company's consent, confidential information that has been or will be disclosed to him by the Company. Mr. Smith's employment agreement may be terminated by the Company for any cause or no cause.


   Effective January 3, 1996, the Company entered into a one-year employment agreement with Mr. Lawrence P. Kollender. Under his employment agreement, Mr. Kollender is to serve as the Company's Vice President of Marketing and Sales and receive an annual base salary of $100,000, plus benefits. Mr. Kollender is also entitled to receive a commission equal to 4% of the Company's annual gross revenues in excess of $2.5 million. In addition, Mr. Kollender's employment agreement provides that, during the term of such employment agreement and for three years thereafter, he shall not compete with the Company or disclose, without the Company's consent, confidential information that has been or will be disclosed to him by the Company. Mr. Kollender's employment agreement shall terminate if he suffers a disability, the Company is no longer involved in the imaging technology business, or may be terminated by the Company for any cause.

   The Company is the sole beneficiary of a "key man" life insurance policy on the life of Dr. Hanoch Shalit in the amount of $1 million.

   There are no family relationships among any Directors or executive officers.

DIRECTORS COMMITTEES

   Subsequent to this Offering, the Company intends to seek to add at least two (2) individuals to the Board of Directors to form an Audit Committee and Compensation Committee. The Audit Committee will review the engagement of the independent accountants, review and approve the scope of the annual audit undertaken by the independent accountants and review the independence of the accounting firm. The Audit Committee will also review the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The Compensation Committee will review executive compensation issues.

INDEMNIFICATION AGREEMENTS

   The Company intends to enter into an Indemnification Agreement with each of its Directors and any officer, employee, agent or fiduciary designated by the Board of Directors (the "Indemnified Party") which provides that the Company indemnify the Director or other party thereto to the fullest extent permitted by applicable law. The agreement includes indemnification, to the extent permitted by applicable law, against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified Party's performance of his duties as a Director or officer of the Company. Such indemnification is available if the Indemnified Party acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

   Under the Indemnification Agreement, the entitlement of an Indemnified Party to indemnification will be determined by a majority vote of a quorum of disinterested Directors, or if such quorum is not obtainable, either by independent counsel or by the stockholders of the Company, as determined by such disinterested Directors. If a change of control of the Company has occurred, the entitlement of such Indemnified Party shall be determined by independent counsel to the Company, unless such Indemnified Party requests that either the Board or the stockholders make such determination.

   Each Indemnification Agreement will require the Company to advance litigation expenses at the request of the Indemnified Party who is a party thereto whether prior to or after final resolution of a proceeding, provided that he undertakes to repay such advances if it is ultimately determined that he is not entitled to indemnification for his expense. The advance of litigation expenses will therefore be mandatory upon satisfaction of certain conditions by the Indemnified Party.

   Provided that it can do so at a reasonable expense, the Company intends to obtain officers' and directors' liability insurance from the net proceeds hereof allocated to working capital which insurance would provide for a maximum of $10,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. There can be no assurance, however, that such insurance, or any similar coverage, will be available to the Company, or if available, will be on terms and conditions acceptable to the Company. Any payments made by the Company under an Indemnification Agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings. See "Description of Securities -- Limitation on Liability of Directors."

STOCK OPTION PLAN

   Incentive Stock Option Plan -- In February 1996, the Board of Directors of the Company adopted and the stockholders of the Company subsequently approved, the adoption of the Company's 1996 Stock Option Plan ("Stock Option Plan"). The purpose of the Stock Option Plan is to enable the Company to encourage key employees, officers, Directors and consultants to contribute to the success of the Company by granting such individuals and Directors nonqualified "stock options" within the meaning of Section 422 of The Internal Revenue Code of 1986, as amended ("ISOs").

   The Stock Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Committee") which will determine, in its discretion, among other things, the recipients and vesting of grants and the number of shares to be subject to such options.

   The Stock Option Plan provides for the granting of options to purchase Common Stock at an exercise price to be determined by the Board of Directors or the Committee. Notwithstanding the foregoing, the Company has agreed with the Underwriter that for a period of 18 months after the date of this Prospectus, the Company will not grant any stock option having an exercise price less than the greater of the fair market value of the Common Stock on the date of the grant or the initial public offering price per share of Common Stock.

   The total number of shares with respect to which options may be granted under the Stock Option Plan is 500,000.

   Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of Common Stock, or in a combination of both. The Company may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations.

   The Stock Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Stock Option Plan may not be amended to increase the number of shares subject to the Stock Option Plan, change the class of persons eligible to receive options under the Stock Option Plan or materially increase the benefits of participants.

   As of the date of this Prospectus, no options have been granted under the Stock Option Plan. No determinations have been made regarding the persons to whom options will be granted in the future, the number of shares which will be subject to such options or the exercise prices to be fixed with respect to any option.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth information as of October 9, 1996, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each officer and director, and (iii) all officers and directors as a group.

                                                                  Percentage
                               Amount and        Percentage        of Shares
                               Nature of         of Shares           Owned
Name and Address of            Beneficial        Currently         After the
Beneficial Owner            Ownership(1)(2)        Owned          Offering(3)
 -----------------------      -------------     ------------      ------------
Dr. Hanoch Shalit                919,825(4)         33.3%             24.3%(5)
  c/o Imatec, Ltd.
  150 E. 58th Street
  New York, NY 10155
James A. Smith                       -0-             -0-               -0-
  c/o Imatec, Ltd.
  150 E. 58th Street
  New York, NY 10155
Lawrence P. Kollender                -0-             -0-               -0-
  c/o Imatec, Ltd.
  150 E. 58th Street
  New York, NY 10155
Carmello Cotrino                 663,000            24.0%             17.5%
  8 Homsted Circle
  Marlboro, NJ 07746
Louis Raneri                     171,000             6.2%              4.5%
  1266 41st Street
  Brooklyn, NY 11218
Thomas Dunn                      171,000             6.2%              4.5%
  600 Hylan Boulevard
  Staten Island, NY
  10305
Steven Ai                         55,250(6)          2.0%              1.5%
  c/o City Mill Co.,
  Ltd.
  600 Nimits Highway
  Honolulu, HI 96817
Neal Factor                          -0-             -0-               -0-
  36 W. 44th Street,
  Suite 1111
  New York, NY 10036
Simon Cross                          -0-             -0-               -0-
  c/o Imatec, Ltd.
  150 E. 58th Street
  New York, NY 10155
Officers and                     975,075            35.3%             25.7%
  directors as a group
  (6 persons)

------
(1) The shares of Common Stock owned by each person or by the group, and the shares included in the total number of shares of Common Stock outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of stock beneficially owned by them.

(3) The shares of Common Stock included in the total number of shares of Common Stock outstanding after the offering give effect to the Bridge Financing Restructuring as of October 31, 1996. See "Plan of Operations -- Liquidity and Capital Resources."

(4) The share ownership of Dr. Hanoch Shalit includes 12,615 shares of Common Stock, consisting of 2,818 shares of Common Stock held by Richard Carey and 9,797 shares of Common Stock held by Mr. Jim Jaeger, each a founding stockholder of the Company, pursuant to an agreement dated November 9, 1993 among Dr. Shalit and Messrs. Carey and Jaeger in which Messrs. Carey and Jaeger assigned the voting rights of such 12,615 shares of Common Stock to Dr. Shalit. Accordingly, Dr. Shalit may be deemed to beneficially own such 12,615 shares of Common Stock, although Dr. Shalit is not entitled to receive any dividends with respect to such shares of Common Stock and has no power of disposition over such shares of Common Stock, or the right to any proceeds from any disposition of such shares of Common Stock.

(5) Does not give effect to the registration and sale of 72,093 shares of Common Stock by Dr. Shalit or the registration and sale of an aggregate of 12,615 shares of Common Stock held by Messrs. Richard Carey and Jim Jaeger which may be deemed to be beneficially owned by Dr. Shalit. See "Selling Security Holders."

(6) All 55,250 shares of Common Stock beneficially owned by Steven Ai are held by The Revocable Trust of David C. Ai, dated July 24, 1985, as restated, of which Steven Ai serves as Chairman and, along with two other individuals, is a trustee.

                           SELLING SECURITY HOLDERS


   The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company of (a) for the account of the Bridge Selling Security Holders, an aggregate of (i) 579,194 shares of Common Stock after giving effect, as of October 31, 1996, to the Bridge Financing Restructuring, (ii) 2,150,000 Redeemable Warrants, and (iii) 2,150,000 shares of Common Stock issuable by the Company upon the exercise of such 2,150,000 Warrants, and (b) an aggregate of 2,210,000 shares of Common Stock for the account of the Founding Selling Security Holders. The Selling Security Holders' Securities are not being underwritten by the Underwriter in connection with this Offering. Except with respect to 150,000 shares of Common Stock being registered on behalf of certain of the Founding Selling Security Holders (including 72,093 shares of Common Stock owned by Dr. Hanoch Shalit, the Chief Executive Officer and President of the Company) and any open market purchases on or after the effective date of this Offering, the Founding Selling Security Holders have agreed with the Underwriter, not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of their Common Stock or any other securities of the Company, whether or not beneficially owned, for a period of eighteen (18) months after the date of this Prospectus unless otherwise permitted by the Underwriter and the Company. The Bridge Selling Security Holders have agreed with the Company not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their Common Stock and Redeemable Warrants (or any shares of Common Stock issuable upon exercise of the Redeemable Warrants) for a period of 24 months, and 18 months, respectively, after the date of this Prospectus. See "Principal Stockholders" and "Underwriting."


   The sale of the Selling Security Holders' Securities by the Selling Security Holders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Security Holders' Securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

   The Selling Security Holders may effect such transactions by selling the Selling Security Holders' Securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker- dealers who may purchase shares as principals and thereafter sell the Selling Security Holders' Securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

   The Selling Security Holders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.


   Sales of any shares of Common Stock or Redeemable Warrants by the Selling Security Holders, or even the existence of the right to exercise the Redeemable Warrants, may depress the price of the Common Stock or the Redeemable Warrants in any market that may develop for the Securities.

   The following table sets forth certain information with respect to Selling Security Holders for whom the Company is registering shares of Common Stock and Redeemable Warrants for resale to the public. Other than Dr. Hanoch Shalit, who is the President and Chief Executive Officer of the Company, and Mr. Steven Ai who is a member of the Board of Directors of the Company, none of the Selling Security Holders has had any position with, held any office, or had any other material relationship with the Company.

   Certain Founding Selling Security Holders in the table below may not sell or otherwise transfer their Securities, whether or not beneficially owned, for a period of 18 months from the date of this Prospectus without the consent of the Underwriter. In the event such Selling Security Holder received such consent, the sale shall be effected through the Underwriter who shall be compensated in accordance with its customary practices for such transactions. Unless otherwise indicated, ownership refers to ownership of shares of Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."



                                                                             Amount of       Amount of       Percent of
                                                              Amount of      Securities      Securities      Securities
                                                              Securities       Being        Owned After     Owned After
    Name                                                        Owned        Registered     Offering(1)     Offering(1)
    -----                                                     ------------   ------------    -------------   -------------
Richard W. Ahrens*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Jay Bernath*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants. ..................................      25,000         25,000           -0-             -0-
Robert H. Binns*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
John Bogin*
   Common Stock ..........................................       6,826          6,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Edward C. Brookins*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Joel Brownstein****
   Common Stock ..........................................       5,525          5,525           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Richard Carey***
   Common Stock ..........................................       2,818          2,818           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Nicole Cassino*
   Common Stock ..........................................      27,302         27,302           -0-             -0-
   Redeemable Warrants ...................................     100,000        100,000           -0-             -0-
John Catania*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Maria Cid*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Bruce Cohen*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Craig Cohen*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants. ..................................      50,000         50,000           -0-             -0-
Carmello Cotrino****
   Common Stock ..........................................     663,000        663,000           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Amelia DiDomenico*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
D.J.'s Company*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Thomas Dunn****
   Common Stock ..........................................     171,000        171,000           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-




                                                                             Amount of       Amount of       Percent of
                                                              Amount of      Securities      Securities      Securities
                                                              Securities       Being        Owned After     Owned After
    Name                                                        Owned        Registered     Offering(1)     Offering(1)
    -----                                                     ------------   ------------    -------------   -------------
Dolores Esposito*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Walter S. Farr*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Edward J. Farrell, Jr.*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Ivan Feng**
   Common Stock ..........................................      22,100         22,100           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Richard Forte*
   Common Stock ..........................................      13,192         13,192           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Marc Foscolo*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Ian Freeman*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Kenneth Gantz*
   Common Stock ..........................................      13,192         13,192           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Andrew P. Geiss*
   Common Stock ..........................................       6,826          6,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Barry J. Gordon*
   Common Stock ..........................................      13,192         13,192           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Stacy Gozlan*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         25,000           -0-             -0-
Richard Guerriero*
   Common Stock ..........................................       6,826          6,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Douglas R. Hellstrom*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Logan L. Hurst*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Jim Jaeger***
   Common Stock ..........................................       9,797          9,797           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Emma M. Job*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-




                                                                             Amount of       Amount of       Percent of
                                                              Amount of      Securities      Securities      Securities
                                                              Securities       Being        Owned After     Owned After
    Name                                                        Owned        Registered     Offering(1)     Offering(1)
    -----                                                     ------------   ------------    -------------   -------------
Paul E. Judd*
   Common Stock ..........................................      27,302         27,302           -0-             -0-
   Redeemable Warrants ...................................     100,000        100,000           -0-             -0-
Marc H. Klee*
   Common Stock ..........................................      13,192         13,192           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Robert C. Lannert*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Donald L. Leonard*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Angela LoPresto*****
   Common Stock ..........................................     106,826        106,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Frances LoPresto*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Kathleen F. & Arthur R. Medici, Joint Tenants with Right
   of Survivorship*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Jeffrey Michelson*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Donald A. Nader*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Mohamed Omar Nawar*
   Common Stock ..........................................      20,477         20,477           -0-             -0-
   Redeemable Warrants ...................................      75,000         75,000           -0-             -0-
Arnold H. Neustadt and Francene Neustadt, JTWROS*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
New Vision*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
S. Edwin Noffel, IRA*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Michael Pressberg*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Provence Business* Consultants, Inc.
   Common Stock ..........................................      26,384         26,384           -0-             -0-
   Redeemable Warrants ...................................     100,000        100,000           -0-             -0-




                                                                             Amount of       Amount of       Percent of
                                                              Amount of      Securities      Securities      Securities
                                                              Securities       Being        Owned After     Owned After
    Name                                                        Owned        Registered     Offering(1)     Offering(1)
    -----                                                     ------------   ------------    -------------   -------------
Louis Raneri****
   Common Stock ..........................................     171,000        171,000           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Jack Schnitzer*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Dr. Hanoch Shalit**
   Common Stock ..........................................     907,210        907,210           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Stephen Silverberg****
   Common Stock ..........................................      72,000         72,000           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
David Smith*
   Common Stock ..........................................       6,826          6,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Anthony Stropoli*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Lorenzo Don Starling and Virginia Starling, Joint Tenants
   with Right of Survivorship*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
The Revocable Trust of David C. Ai,
   dated July 24, 1985, as restated**
   Common Stock ..........................................      55,250         55,250           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
John M. Thompson*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Class A Redeemable Warrants ...........................      50,000         50,000           -0-             -0-
William M. Thompson*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Tri Ventures*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
James W. Venezia*
   Common Stock ..........................................      13,651         13,651           -0-             -0-
   Redeemable Warrants ...................................      50,000         50,000           -0-             -0-
Robert and Christine Vitamante, JTWROS*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Samir R. Wahby*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Donald R. Waldrip*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-




                                                                             Amount of       Amount of       Percent of
                                                              Amount of      Securities      Securities      Securities
                                                              Securities       Being        Owned After     Owned After
    Name                                                        Owned        Registered     Offering(1)     Offering(1)
    -----                                                     ------------   ------------    -------------   -------------
Frederick B. Winston*
   Common Stock ..........................................       6,596          6,596           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-
Yoram Yosifov***
   Common Stock ..........................................      30,300         30,300           -0-             -0-
   Redeemable Warrants ...................................         -0-            -0-           -0-             -0-
Joseph and Jacqueline Zambito, Joint Tenants with Right
   of Survivorship*
   Common Stock ..........................................       6,826          6,826           -0-             -0-
   Redeemable Warrants ...................................      25,000         25,000           -0-             -0-

------
    * Holder has agreed with the Company not to sell or otherwise transfer their Common Stock or Redeemable Warrants (or shares of Common Stock issuable upon exercise of the Redeemable Warrants) for 24 months and 18 months, respectively, from the date of this Prospectus. The amount of Common Stock owned and registered by the holder gives effect to the Bridge Financing Restructuring as of October 31, 1996.

   ** Holder has agreed not to sell or otherwise transfer only a portion of their Securities for 18 months from the date of this Prospectus without the consent of the Underwriter.

  *** Holder may sell or otherwise transfer all of their Securities from the date of this Prospectus without the consent of the Underwriter.

 **** Holder has agreed not to sell or otherwise transfer any of their Securities for 18 months from the date of this Prospectus without the consent of the Underwriter.

***** Holder has agreed with the Company not to sell or otherwise transfer
      81,826 shares of Common Stock and 25,000 Redeemable Warrants for 24 months and 18 months, respectively, from the date of this Prospectus and has agreed not to sell or otherwise transfer 100,000 shares of Common Stock for 18 months from the date of this Prospectus without the consent of the Underwriter.

(1) Assumes sale of all securities registered hereby.

                             CERTAIN TRANSACTIONS

   Mr. Neal Factor, a director of the Company and an attorney who has represented the Company since inception, charged the Company legal fees of approximately $31,000 in 1995.

   The Company entered into the License Agreement as of June 25, 1995 with Dr. Hanoch Shalit, the Company's President and Chief Executive Officer. The License Agreement grants the Company the exclusive right to make, use, sell and sublicense "Patentable Image Technology," which is defined in the License Agreement as the three United States Patents and certain foreign patent applications. Under the terms of the License Agreement, Dr. Shalit received from the Company a one-time $350,000 payment in January 1996 subsequent to the First Closing of the Bridge Financing. Dr. Shalit is also entitled to receive a flat royalty fee of $140,000 per annum, payable in monthly installments of $11,667, for so long as the Company and any successor of the Company is in existence (the "Annual Royalty"); provided, however, that in the event that Dr. Shalit is no longer President, Chief Executive Officer and Chairman of the Company for any reason whatsoever, but the Company or any successor of the Company continues in existence, the Annual Royalty shall automatically be increased to $250,000 per annum. Pursuant to the terms of the License Agreement, the Annual Royalty shall increase by 5% every year as long as the Company or any successor of the Company is in existence. The License Agreement also grants to the Company the exclusive right as to inventions made by Dr. Shalit in the course of his employment under his employment agreement with the Company. The Company's obligations to pay the Annual Royalty shall continue until the expiration of the License Agreement. The term of the License Agreement expires when the last licensed patent expires, whether in the United States or abroad. Under the License Agreement, the Company is obligated to use its reasonable best efforts to make, use, sell and sublicense to others the Patentable Image Technology.

   Each of the transactions between the Company and Mr. Neal Factor and between the Company and Dr. Hanoch Shalit was made on terms no less favorable to the Company than those that were available from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                          DESCRIPTION OF SECURITIES


   The authorized capital of the Company consists of (i) 20,000,000 shares of Common Stock, par value $.0001 per share, 2,761,785 of which are currently issued and outstanding and (ii) 2,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"), none of which are currently issued and outstanding. There will be 3,789,194 shares of Common Stock issued and outstanding upon the closing date of this Offering after giving effect to the Bridge Financing Restructuring and the Company's sale of Securities offered hereby.


COMMON STOCK

   Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the stockholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

   All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully-paid and non-assessable, with no personal liability attaching to the ownership thereof.

REDEEMABLE WARRANTS

   The Redeemable Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Redeemable Warrants and of the Warrant Agreement, the forms of which have been filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Additional Information."


   Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.50 per share at any time commencing on the date of this Prospectus until _______, 1999 [36 months after the date of this Prospectus], subject to adjustment in certain circumstances. Each Redeemable Warrant is redeemable by the Company at any time after ___________________, 1997 [9 months after the date of this Prospectus]. Each Redeemable Warrant is redeemable by the Company with the consent of the Underwriter, upon 30 days prior written notice, and will be subject to redemption at a redemption price of $.10 per Redeemable Warrant provided that the average closing bid price of the Common Stock as reported by Nasdaq or , if the Common Stock is not quoted on Nasdaq, as reported by any other recognized quotation system on which the price of the Common Stock is quoted, equals or exceeds $7.50 per share, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The Company, at its sole discretion, may elect, at any time, to decrease the exercise price of the Redeemable Warrants or change the consideration payable upon redemption of the Redeemable Warrants; provided, however, that in no event shall the consideration payable upon redemption of the Redeemable Warrants be less than the equivalent of $.10 per Redeemable Warrant.


   To exercise a Redeemable Warrant, the holder must send the certificate evidencing the Redeemable Warrant (the "Warrant Certificate") to the Warrant Agent, together with an election to exercise, setting forth the number of shares to be purchased and payment by certified check or money order for the total exercise price of the shares to be purchased. The Warrant Agent will return a certificate evidencing the number of shares of Common Stock issued upon exercise of the Redeemable Warrant.

   The Redeemable Warrants contain anti-dilution provisions regarding certain events, including but not limited to, stock dividends, stock splits, and reclassifications. The holders of Redeemable Warrants, as such, have no right to vote on matters submitted to the stockholders of the Company or to receive dividends and are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding-up of the Company's affairs. However, upon the exercise of the Redeemable Warrants and issuance of shares of Common Stock to the holder, such shares of Common Stock shall have rights identical to all other shares of Common Stock.

   The Company is required to have a current Registration Statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of the Redeemable Warrants reside in order to comply with applicable laws in connection with such exercise. The Company has agreed to register and to qualify such issuable shares of Common Stock. There can be no assurance that the Company will be able to cause such registration statement to become effective and remain current or to effect appropriate qualification under applicable state securities laws, the failure of which may result in the exercise of the Redeemable Warrants and the resale or other disposition of Common Stock issued upon such exercise becoming unlawful.

   The exercise prices of the Redeemable Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered thereby.

PREFERRED STOCK

   The Company's Certificate of Incorporation provides for 2,000,000 shares of Preferred Stock, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the out-standing Common Stock, to issue up to 2,000,000 shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. Consequently, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. See "Risk Factors -- Anti-Takeover Provisions; Issuance of Preferred Stock." Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Further, the Company's stock option plans provide for the immediate acceleration of, and removal of restrictions from, options and other awards under the plans upon a "change of control" (as defined therein). Such provisions may also have the result of discouraging acquisitions of the Company. The Company presently has no shares of Preferred Stock outstanding and has no present intention to issue any Preferred Stock. The designations, rights and preferences of any Preferred Stock would be set forth in a Certificate of Designation which would be filed with the Secretary of State of Delaware.


LIMITATION ON LIABILITY OF DIRECTORS

   The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal securities laws. The Company also intends to enter into an Indemnification Agreement with each of its Directors and any officer, employee, agent or fiduciary designated by the Board of Directors which provides that the Company indemnify the Director or other parties thereto to the fullest extent permitted by applicable law. See "Business -- Indemnification Agreements."

TRANSFER AGENT AND WARRANT AGENT

   The transfer agent and registrar for the Common Stock and warrant agent for the Redeemable Warrants is Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10004.

                       SHARES AVAILABLE FOR FUTURE SALE


   Upon the closing date of this Offering, there will be 3,789,194 shares of Common Stock outstanding after giving effect to the Bridge Financing Restructuring and the Company's sale of the Securities offered hereby (3,939,194 shares of Common Stock if the Underwriter's over-allotment option is exercised in full) all of which will be registered. Except for 150,000 shares of Common Stock being registered on behalf of certain of the Founding Selling Security Holders (including 72,093 shares for Dr. Hanoch Shalit, the Chief Executive Officer President and Chairman of the Board of Directors of the Company) and any open market purchases on or after the effective date of this Offering, the Founding Selling Security Holders have agreed with the Underwriter not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of their Common Stock or any other securities of the Company, whether or not beneficially owned, for a period of eighteen (18 months from the date of this Prospectus unless otherwise permitted by the Underwriter. The Bridge Selling Security Holders have agreed with the Company not to effect any sales of their Common Stock and Redeemable Warrants (or shares of Common Stock issuable upon exercise of the Redeemable Warrants) until 24 months and 18 months, respectively, after the date of this Prospectus.


   Since all of the shares of Common Stock outstanding will be registered upon completion of this Offering, none of the shares of Common Stock will be "restricted securities" as that term is defined by Rule 144 of the

Securities Act, as amended. Ordinarily, under Rule 144, a person who is an affiliate of the Company (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of two (2) years may, every three (3) months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding class of such securities or (ii) the average weekly trading volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of the Company who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of three (3) years, sell unlimited amounts of such securities under certain circumstances.


   Prior to this Offering, there has been no market for the Securities. The Underwriter intends to make a market in the shares of Common Stock and Redeemable Warrants after completion of this Offering. No predictions can be made as to the effect, if any, that the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the Common Stock that are subject to the prior approval of the Underwriter may adversely affect the market price of the Common Stock or the Redeemable Warrants offered hereby.

                                 UNDERWRITING

   A.S. Goldmen & Co., Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase all of the shares of Common Stock and Redeemable Warrants offered by the Company hereby.


   The Underwriter has advised the Company that it proposes to offer the shares of Common Stock and Redeemable Warrants to the public at the public offering prices set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc (the "NASD") concessions of not in excess of $ _______ per share of Common Stock and $_____ per Redeemable Warrant, of which amount a sum not in excess of $ ______ per share of Common Stock and $_______ per Redeemable Warrant may in turn be reallowed by such dealers to other dealers. After the commencement of this Offering, the public offering price, the concessions and the reallowances may be changed. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed 5% of the total number of securities offered by the Company hereby.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Act. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% percent of the gross proceeds derived from the sale of the shares of Common Stock and Redeemable Warrants underwritten, $25,000 of which has been paid to date.

   The Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of 24 months from the date of this Prospectus and to pay the Underwriter $2,000 per month in connection therewith, the total amount of which ($48,000) is due upon consummation of this Offering. The Company has agreed that, at the request of the Underwriter, for five years after the date of this Prospectus, that it will use its best efforts to cause one individual designated by the Underwriter and acceptable to the Company to be elected to the Company's Board of Directors, which individual may be a director, officer, employee or affiliate of the Underwriter. As of the date of this Prospectus, the Underwriter has not determined if it will designate an individual to the Company's Board of Directors.

   Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission of four percent of the aggregate exercise price of such Redeemable Warrants. However, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Redeemable Warrants are held in a discretionary account, or (c) the Redeemable Warrants are exercised in an unsolicited transaction where the holder of the Redeemable Warrants has not stated in writing that the transaction was solicited and has not designated in writing the Underwriter as the soliciting agent. Unless granted an exemption by the Commission from Rule

10b-6 under the Securities Exchange Act of 1934, as amended, the Underwriter and any soliciting broker-dealers are prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by exemption (xi) to Rule 10b-6 before the solicitation of the exercise of any Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter and any soliciting broker-dealers may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter and any soliciting broker-dealers will be required to continue to provide a market for the Company's Securities during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such Redeemable Warrants.


   Each director and officer of the Company and the Founding Selling Security Holders (except with respect to 150,000 shares of Common Stock and any open market purchases on or after the effective date of this Offering), have agreed with the Underwriter, not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not beneficially owned, for a period of eighteen (18) months after the date of this Prospectus without the prior consent of the Underwriter. An appropriate legend shall be marked on the back of stock certificates representing all such securities.


   The Company has granted to the Underwriter an option exercisable during the forty-five (45) day period commencing on the date of this Prospectus to purchase from the Company, at the offering price less underwriting discount and expense allowance, up to an aggregate of 150,000 additional shares of Common Stock and/or an additional 600,000 Redeemable Warrants for the sole purpose of covering over-allotments, if any.


   In connection with this Offering, the Company has agreed to sell to the Underwriter or its designees, for nominal consideration, warrants to purchase from the Company 100,000 shares of Common Stock and 400,000 Redeemable Warrants (the "Underwriter's Warrants"). The Underwriter's Warrants are initially exercisable at a price of $ ______ per share of Common Stock [160% of the initial offering price per share of Common Stock] and $____ per Redeemable Warrant [160% of the initial offering price per Redeemable Warrant] for a period of one (1) year commencing one (1) year from the date of this Prospectus for a period of four (4) years commencing one (1) year from the date of this Prospectus. The Underwriter's Warrants provide for adjustment of the type of securities issuable upon exercise of the Underwriter's Warrants to reflect certain subdivisions and combinations of the Common Stock. The Underwriter's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Underwriter's Warrants.

   In connection with the Bridge Financing, the Company paid the Underwriter, as placement agent, $400,000 in cash as a commission and a nonaccountable expense allowance of $120,000. The Company also agreed in connection with the Bridge Financing to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to related payments that the Underwriter may be required to make.


   Prior to this Offering, there has been no public market for any of the Company's securities. Accordingly, the offering prices of the Shares and the Redeemable Warrants and the terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. Factors considered in determining such price and terms, in addition to prevailing market conditions, included the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors which were deemed relevant.


   The foregoing is a summary of certain terms of the Underwriting Agreement, copies of which were filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. Reference is hereby made to such exhibit for a detailed description of the provisions thereof as summarized above. See "Additional Information."

                                LEGAL MATTERS


   The validity of the shares of Common Stock and Redeemable Warrants offered hereby will be passed upon for the Company by Zukerman Gore & Brandeis, LLP, New York, New York. Certain matters regarding intellectual property rights shall be passed upon for the Company by Wyatt, Gerber, Burke & Badie, LLP, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the Underwriter in connection with this Offering.


                                   EXPERTS


   The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been examined by Most Horowitz & Company, LLP, independent certified public accountants, whose reports thereon appear elsewhere herein and in the Registration Statement. Such financial statements have been included in reliance upon the reports of Most Horowitz & Company, LLP, given upon their authority as experts in accounting and auditing.


                            CHANGE IN ACCOUNTANTS


   On March 14, 1996, the Company replaced its independent accountants, Present, Cohen, Smallowitz & Glassman ("Present, Cohen") with Most Horowitz & Company, LLP ("Most Horowitz") to act as its independent accountants from and after March 14, 1996. All of the financial statements of the Company included in the prospectus and registration statement of which this Prospectus forms a part were examined by Most Horowitz. None of Present, Cohen's reports for either of the past two years contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainity, audit scope, or accounting principles. Further, during the Company's two most recent fiscal years and any subsequent interim period preceding the Company replacing Present, Cohen there were no disagreements with Present, Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.


   The decision to replace Present, Cohen with Most Horowitz was approved by the Company's Board of Directors and was made as a result of the Company's desire to engage an accounting firm more experienced in auditing public companies.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus filed as a part of the Registration Statement does not contain certain information set forth in or annexed as exhibits to the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected at the office of the Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.


   The Registration Statement and such exhibits and schedules may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http:/www.sec.gov.

                                 IMATEC, LTD
                       (A DEVELOPMENT STAGE ENTERPRISE)
                             FINANCIAL STATEMENTS
                                    INDEX

INDEPENDENT AUDITORS' REPORT  ...........................................................        F-2

BALANCE SHEET -- December 31, 1994 and 1995 and August 31, 1996  ........................        F-3

STATEMENT OF OPERATIONS -- November 17, 1988 (Inception) to December 31, 1995
  (Cumulative), years ended December 31, 1994 and 1995 and eight months ended August 31,
  1995 and 1996 (Unaudited) .............................................................        F-4

STATEMENT OF STOCKHOLDERS' (DEFICIT) -- November 17, 1988 (Inception) to December 31,
  1995 and eight months ended August 31, 1996 (Unaudited) ...............................        F-5

STATEMENT OF CASH FLOWS -- November 17, 1988 (Inception) to December 31, 1995
  (Cumulative), years ended December 31, 1994 and 1995 and eight months ended August 31,
  1995 and 1996 (Unaudited) .............................................................        F-6

NOTES TO FINANCIAL STATEMENTS  ..........................................................     F-7 - F-11



                                                                April 29, 1996
                         INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
Imatec, Ltd.
New York, New York

   We have audited the accompanying balance sheet of Imatec, Ltd. (A Development Stage Enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' (deficit) and cash flows for the years ended December 31, 1994 and 1995 and November 17, 1988 (Inception) to December 31, 1995 (Cumulative). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imatec, Ltd., as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and November 17, 1988 (Inception) to December 31, 1995 (Cumulative) in conformity with generally accepted accounting principles.


                                        /s/ Most Horowitz & Company, LLP
                                        -------------------------------------
                                        Most Horowitz & Company, LLP
New York, New York

                                 IMATEC, LTD.

                       (A DEVELOPMENT STAGE ENTERPRISE)

                                BALANCE SHEET

                                    ASSETS


                                                                   December 31
                                                            ------------------------     August 31,
                                                               1994         1995            1996
                                                            ---------    -----------    -----------
                                                                                        (Unaudited)
CURRENT ASSETS
   Cash ...................................................    $1,897     $   31,151     $   71,061
   Marketable securities (Note 3) .........................                1,350,852      1,843,782
   Other current assets ...................................                    9,715          8,950
                                                            ---------    -----------    -----------
        TOTAL CURRENT ASSETS ..............................     1,897      1,391,718      1,923,793
OFFICE EQUIPMENT (net of accumulated depreciation of
   $8,030) ................................................                                 101,275
DEFERRED DEBT ISSUANCE COSTS (Note 2)  ....................                  204,999        222,386
DEFERRED COSTS OF PROPOSED PUBLIC
   OFFERING (Note 9) ......................................                                 103,087
DEPOSIT  ..................................................                                  18,674
                                                            ---------    -----------    -----------
        TOTAL ASSETS ......................................    $1,897     $1,596,717     $2,369,215
                                                            =========    ===========    ===========

                   LIABILITIES AND STOCKHOLDERS' (DEFICIT)

                                                                   December 31
                                                            ------------------------     August 31,
                                                                1994         1995           1996
                                                            ---------    -----------    -----------
                                                                                        (Unaudited)
CURRENT LIABILITIES
   Accrued expenses (Note 7) .............................    $ 4,188     $  412,735        255,935
BRIDGE NOTES PAYABLE (Note 2)  ...........................                 1,220,763      3,084,284
OTHER NOTES PAYABLE (Note 4)  ............................                    50,000
                                                            ---------    -----------    -----------
        TOTAL LIABILITIES ................................      4,188      1,683,498      3,340,219
                                                            ---------    -----------    -----------
COMMITMENTS AND CONTINGENCY (Notes 2, 7, 8 and 9)
STOCKHOLDERS' (DEFICIT) (Notes 2 and 9)
   Preferred stock, $.0001 par value; authorized --
     2,000,000 shares; issued and outstanding -- none
   Common stock, $.0001 par value; authorized --
     20,000,000 shares; issued and outstanding --
     1,105,000, 2,472,091 and 2,761,785 in 1994, 1995 and
     1996, respectively  .................................        111            247            276
   Additional paid-in capital ............................    615,113      1,193,081      1,865,725
   Deficit accumulated during the development stage ......   (617,515)    (1,280,109)    (2,837,005)
                                                            ---------    -----------    -----------
        TOTAL STOCKHOLDERS' (DEFICIT) ....................     (2,291)       (86,781)      (971,004)
                                                            ---------    -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS
          (DEFICIT)  .....................................  $   1,897    $ 1,596,717    $ 2,369,215
                                                            =========    ===========    ===========

                      See notes to financial statements

                                 IMATEC, LTD.

                       (A DEVELOPMENT STAGE ENTERPRISE)

                           STATEMENT OF OPERATIONS



                                                               November 17,
                                       Years Ended                 1988                 Eight months
                                      December 31,             (Inception)            Ended August 31,
                              ----------------------------          to          ------------------------------
                                                               December 31,        1995
                                   1994           1995         (Cumulative)        1995             1996
                               ------------   ------------    ---------------   ------------   --------------
                                                                                (Unaudited)     (Unaudited)
INCOME -- consulting fees  .    $    1,960                     $   133,973
                               ------------                   ---------------
EXPENSES
   Royalties (Note 7) ......                   $  420,000          420,000      $  373,334       $   95,083
   Research and development         17,881         11,773          337,389                           46,991
   General and
     administrative  .......        99,243        163,682          598,613          51,631          531,518
                               ------------   ------------    ---------------   ------------   --------------
        TOTAL EXPENSES .....       117,124        595,455        1,356,002         424,965          673,592
                               ------------   ------------    ---------------   ------------   --------------
        LOSS FROM OPERATIONS      (115,164)      (595,455)      (1,222,029)       (424,965)        (673,592)
INTEREST EXPENSE AND
   AMORTIZATION OF DEBT
   ISSUANCE COSTS ..........                      (72,596)         (72,596)                        (930,772)
INTEREST INCOME  ...........                        5,457           14,516                           47,468
                               ------------   ------------    ---------------   ------------   --------------
        NET LOSS ...........    ($ 115,164)   ($  662,594)    ($ 1,280,109)    ($  424,965)     ($1,556,896)
                               ============   ============    ===============   ============   ==============

AVERAGE NUMBER OF SHARES
   OUTSTANDING (Note 2) ....     5,741,072      5,749,976        5,742,329       5,738,313        5,893,715
                               ============   ============    ===============   ============   ==============

NET LOSS PER COMMON SHARE  .         ($.02)         ($.12)           ($.22)          ($.07)           ($.26)
                               ============   ============    ===============   ============   ==============


                      See notes to financial statements

                                 IMATEC, LTD.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                     STATEMENT OF STOCKHOLDERS' (DEFICIT)
               NOVEMBER 17, 1988 (INCEPTION) TO AUGUST 31, 1996
                                   (NOTE 2)

                                                                                        Deficit
                                                                                      Accumulated
                                            Common Stock (Note 9)      Aditional      During the
                                           -----------------------      Paid-In       Development
                                              Shares       Amount       Capital          Stage            Total
                                            -----------   --------    ------------   --------------   -------------
Issuance of shares  .....................    1,105,000      $111      $      889                       $     1,000
Contribution of shares  .................      (82,875)       (8)              8
Issuance of shares  .....................       55,250         5         499,995                           500,000
Issuance of shares  .....................       27,625         3              (3)
Net loss for the period inception to
  December 31, 1993 .....................                                             ($  502,351)        (502,351)
                                            -----------   --------    ------------   --------------   -------------
  Balance -- December 31, 1993  .........    1,105,000       111         500,889         (502,351)          (1,351)
Contribution of shares  .................      (12,615)       (1)              1
Issuance of shares  .....................       12,615         1         114,223                           114,224
Net loss for the year ended December 31,
  1994 ..................................                                                (115,164)        (115,164)
                                            -----------   --------    ------------   --------------   -------------
  Balance -- December 31, 1994  .........    1,105,000       111         615,113         (617,515)          (2,291)
Issuance of shares  .....................    1,105,000       110                                               110
Issuance of shares and warrants under
  private placement .....................      262,091        26         714,156                           714,182
Expenses of private placement  ..........                               (136,188)                         (136,188)
Net loss for the year ended December 31,
  1995 ..................................                                                (662,594)        (662,594)
                                            -----------   --------    ------------   --------------   -------------
  Balance -- December 31, 1995  .........    2,472,091       247       1,193,081       (1,280,109)         (86,781)
Cancellation of shares of private
  placement (net of expenses of $1,820) .       (6,897)       (1)        (16,973)                          (16,974)
Issuance of shares and warrants in
  private placement .....................      296,591        30         808,152                           808,182
Expenses of private placement  ..........                               (118,535)                         (118,535)
Net loss for the eight months ended
  August 31, 1996 (Unaudited) ...........                                              (1,556,896)      (1,556,896)
                                            -----------   --------    ------------   --------------   -------------
     Balance -- August 31, 1996
        (Unaudited) .....................    2,761,785      $276      $1,865,725     ($ 2,837,005)    ($   971,004)
                                            ==========   ========    ============   ==============   =============


                       See notes to financial statements

                                 IMATEC, LTD.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                           STATEMENT OF CASH FLOWS


                                                                Years Ended            November 17, 1988      Eight months ended
                                                                December 31,             (Inception) to              August 31,
                                                       -----------------------------      December 31,     ------------------------
                                                            1994           1995        1995 (Cumulative)       1995         1996
                                                        ------------   -------------    -----------------   -----------  ----------
                                                                                                           (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss .........................................    ($ 115,164)    ($  662,594)     ($ 1,280,109)     ($424,965)  ($1,556,896)
     Adjustments to reconcile net loss to net cash used
        in operating activities
        Amortization of discount and debt issuance costs                     52,147            52,147                      724,241
        Depreciation and other amortization .........                                             857                        8,030
        Increase (decrease) in cash flows from
          Other current assets  .....................                        (9,715)           (9,715)                         765
          Deposit....................................                                                                      (18,674)
          Accrued expenses  .........................        1,948          408,547           412,735        375,854      (150,300)
                                                        ----------     ------------      ------------    -----------   -----------
          NET CASH USED IN OPERATING
             ACTIVITIES .............................     (113,216)        (211,615)         (824,085)       (49,111)     (992,834)
                                                        ----------     ------------      ------------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of marketable securities ......                        50,000            50,000                    1,749,098
   Investment in marketable securities ..............                    (1,400,852)       (1,400,852)                  (2,242,028)
   Purchases of fixed assets ........................                                            (612)                    (109,305)
                                                                       ------------      ------------    -----------   -----------
          NET CASH USED IN INVESTING
             ACTIVITIES .............................                    (1,350,852)       (1,351,464)                    (602,235)
                                                                       ------------      ------------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Bridge Financing (net of expenses of
     $358,389 and $311,934 and exchanges of notes
     payable of $125,000 and $50,000) in 1995 and 1996,
     respectively  ..................................                     1,416,611         1,416,611                    1,788,066
   Proceeds from issuance of common stock ...........       94,224              110           615,334
   Increase in costs of proposed public offering ....                                                                     (103,087)
   Decrease in due to/from stockholder ..............       15,971                                            21,152
   Proceeds from other notes payable ................                       175,000           175,000         75,000
   Payment of other notes payable ...................                                                                      (50,000)
   Payments of organization costs ...................                                            (245)
                                                        ----------     ------------      ------------    -----------   -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES .      110,195        1,591,721         2,206,700         96,152     1,634,979
                                                        ----------     ------------      ------------    -----------   -----------
          INCREASE (DECREASE) IN CASH  ..............       (3,021)          29,254            31,151         47,041        39,910
CASH -- beginning  ..................................        4,918            1,897                            1,897        31,151
                                                        ----------     ------------      ------------    -----------   -----------
CASH -- ending  .....................................    $   1,897      $    31,151       $    31,151       $ 48,938      $ 71,061
                                                        ==========     ============      ============    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for income taxes .......................    $     812      $     1,000       $     3,744             --      $    808
                                                        ==========     ============      ============    ===========   ===========
   Cash paid for interest ...........................           --      $     3,315       $     3,315             --      $  3,534
                                                        ==========     ============      ============    ===========   ===========
NONCASH TRANSACTIONS
   In 1994, a loan payable was capitalized (Note 2).


                      See notes to financial statements

                                 IMATEC, LTD.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LINE OF BUSINESS


   Imatec, Ltd. (Company) was incorporated on November 17, 1988 to develop, design, market and license image reproduction and enhancement products. The Company has been in the development stage since its inception.


USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MARKETABLE SECURITIES

   Marketable securities have been classified as available-for-sale and recorded at fair value.

FIXED ASSETS

   Office equipment was stated at cost and is being depreciated on the straight-line method over the estimated useful lives of the assets of five to seven years.

DEBT ISSUANCE COSTS AND DISCOUNTS

   Debt issuance costs on the Bridge Notes (Note 2) have been capitalized and are being amortized on the straight-line method over the term of the notes payable.

   Discounts on the Bridge Notes are being amortized on the interest method over the term of the notes payable.

PATENTS

   Patent costs have been charged to operations as incurred as their realizability was uncertain and were included in research and development expenses. Effective January 1, 1996, the Company adopted SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets), without material effect.

RESEARCH AND DEVELOPMENT COSTS AND ROYALTY EXPENSES

   Research and development costs and royalty expenses (Note 7) have been charged to operations as incurred.

LOSS PER SHARE


   Loss per share was computed based on the weighted average number of common shares and common share equivalents outstanding during the year. All shares and per share amounts have been retroactively restated to reflect the reverse stock split on May 2, 1995, and the stock split on October 19, 1995. The 1,105,000 shares issued in May 1995 and the shares and warrants issued in the Bridge Financing have been treated as outstanding for all periods in calculating loss per common share because such shares were issued at prices below the proposed public offering price (Notes 2 and 9).


   Fully-dilutive loss per common share has not been presented because it was anti-dilutive.

2. CAPITALIZATION

ISSUANCE OF COMMON STOCK

   On December 1, 1988, the Company issued 1,105,000 shares for $1,000. On September 20, 1991, a stockholder contributed 82,875 shares to the Company and the Company reissued 55,250 shares of common stock for $500,000 and 27,625 shares in exchange for assistance with raising equity. Also in 1991, the stockholder gave 102,300 shares of common stock of the Company for assistance with raising equity for the Company. The Company valued the 27,625 and 102,300 shares at $25,000 and $92,580, respectively, the values of the consulting services and charged additional paid-in-capital.

   During 1994, a stockholder contributed 12,615 shares to the Company and the Company reissued the shares for $114,224, including the capitalization of a loan payable.

   On May 30, 1995, the Company issued 1,105,000 shares of common stock in exchange for $110. Had the private placement not been fully sold, the Company could have reacquired up to the total of these shares for $110.

REVERSE STOCK SPLIT

   On May 2, 1995, the Company had a one-for-four reverse stock split. All shares and per share amounts have been retroactively restated to reflect the reverse stock split.

REINCORPORATION

   On September 20, 1995, the Company reincorporated in Delaware, authorizing 20,000,000 shares of $.0001 par value common stock and 2,000,000 shares of $.0001 par value preferred stock.

STOCK SPLIT

   On October 19, 1995, the Company authorized a 22,100 for 1 stock split and issued 2,210,000 shares of new common stock in exchange for 100 shares of old common stock. All shares and per share amounts have been retroactively restated to reflect the stock split.


BRIDGE FINANCING

   On November 30, 1995 and April 12, 1996, the Company had closings under a private placement. Under the private placement, the Company issued 10% promissory notes in the aggregate principal amount of $1,900,000 and $2,100,000 (Bridge Notes), 262,091 and 289,694 shares of common stock and warrants to purchase 1,900,000 and 2,100,000 shares of common stock (Bridge Warrants), respectively. The Company has allocated $2, per share, and $.10, per warrant, of the proceeds of the private placement to the common stock and warrants, the values of the shares and warrants at the dates of issuance.

   In February, 1996, an investor in one unit of the first closing was refunded $50,000, the notes, shares and warrants were canceled and then all were resold in the second closing. The cancellation has been included net in the second closing amounts.

   The Company received net proceeds from the private placement of $1,517,834 and $1,811,635, respectively, after disbursements of:

                                            November 30,           April 12,
                                                1995                  1996
                                            --------------         -----------
Commission  .......................           $190,000              $210,000
Non-accountable expense allowance               57,000                63,000
Other expenses of placement agent               10,166                15,365
Exchanges of notes payable  .......            125,000                50,000
                                            --------------         -----------
                                              $382,166              $338,365
                                            ==============         ===========

   In addition, the Company incurred additional expenses of $101,223 under the first closing and $23,569 under the second closing (Unaudited). Total expenses of the private placement have been allocated between the Bridge Notes and common stock.

   The Bridge Notes are payable upon the earlier of: (1) a public or other private financing by the placement agent of $8,000,000, (2) any other public or private placement of $4,500,000 or (3) 15 months from issuance.

   Each Bridge Warrant is exercisable at $1, per warrant, commencing a year from closing for a period of five years. However, upon the effective date of the Company's proposed initial public offering (Note 9), each Bridge Warrant will automatically convert into a Redeemable Warrant (Note 9), subject to all of the terms and conditions of the Redeemable Warrants.

BRIDGE FINANCING RESTRUCTURING (UNAUDITED)

   In order to qualify the common stock and Redeemable Warrants to be issued in the proposed initial public offering (Note 9) for listing on the Nasdaq, the Company was required by Nasdaq to restructure the Bridge Financing. Accordingly, all investors in the Bridge Financing were given the choice to either: (A) convert, on the closing date of the proposed public offering, the principal amount of their Bridge Note plus all accrued interest into shares of common stock, at $4, per share, return all the common stock received in the Bridge Financing and retain their Bridge Warrants or (B) upon the closing of the proposed public offering receive a one-time cash payment equal to 50% of the principal amount of their Bridge Notes, not receive any accrued interest and return all the shares of common stock and Bridge Warrants that they received in the Bridge Financing. The Bridge Restructuring is contingent on the closing of the proposed public offering.

   As of September 30, 1996, substantially all Bridge Loan investors have responded, although six of the investors representing $250,000 of the Bridge Notes, 34,485 of the Bridge shares and 250,000 of the Bridge Warrants, have not as yet advised the Company whether they will choose option A or option B. Those investors that fail to choose either option A or option B by October 25, 1996 will be deemed to have chosen option A by the Company. Consequently, assuming a closing date of the proposed public offering of October 31, 1996, the Company anticipates converting $2,150,000 principal amount of Bridge Notes and $166,776 of accrued interest thereon into 579,194 shares of common stock and repaying $925,000 of principal, all 551,785 shares of common stock and the balance of 1,850,000 Bridge Warrants issued in the Bridge Financing will be returned to the Company upon closing of the proposed public offering and exchanging 2,150,000 of Bridge Warrants for Redeemable Warrants (Note 9). The Company also anticipates the write-off of unamortized loan discount of $915,716 and deferred loan costs of $222,386 and the recognition of forgiveness of indebtedness income of $1,047,511.

   Those investors that fail to choose either option A or option B by October 25, 1996 may, thereafter, institute litigation against the Company disputing the option they were deemed to have chosen and/or seek to enforce the original terms and condition of their Bridge investment in the Company. The Company intends to vigorously defend any such litigation.

RESERVED SHARES

   As of December 31, 1995 and August 31, 1996 (Unaudited), the Company has reserved the following shares of common stock:

                                        1995                          1996
                                     -----------                   -----------
Bridge warrants  .............       4,000,000                     4,000,000
Stock option plan ............                                       500,000
                                     -----------                   -----------
                                     4,000,000                     4,500,000
                                     ===========                   ===========

   Does not include the cancellation of 1,850,000 of Bridge Warrants or the shares to be reserved for issuance upon the conversion of the Bridge Notes under the Bridge Financing restructuring.

3. MARKETABLE SECURITIES

   As of December 31, 1995 and August 31, 1996 (Unaudited), the fair value of marketable securities, which approximated unamortized cost, were as follows:

                                                1995                 1996
                                            ------------          ------------
U.S. Treasury Bill  ...............          $  494,800
U.S. Government Money Market Fund..             856,052           $1,843,782
                                            ------------          ------------
                                             $1,350,852           $1,843,782
                                            ============          ============

4. OTHER NOTES PAYABLE

   During August, September and October 1995, the Company borrowed, with interest at 10%, per annum, $175,000 from customers of the placement agent, which were exchanged for units under the closings of the private placement (Note 2).

5. INCOME TAXES

   As of December 31, 1995 and 1994, the tax effects of timing differences between financial statement and income tax reporting were as follows:

                                            December 31,                   August 31,
                                     --------------------------   ----------------------------
                                         1994          1995           1995           1996
                                      -----------   -----------    -----------   -------------
                                                                  (Unaudited)    (Unaudited)
Research and development expenses      $ 130,000     $ 130,000     $ 130,000     $   150,000
Net operating loss carryforward  ..      120,000       360,000       290,000         960,000
                                      -----------   -----------    -----------   -------------
                                         250,000       490,000       420,000       1,110,000
Valuation allowance  ..............     (250,000)     (490,000)     (420,000)     (1,110,000)
                                      -----------   -----------    -----------   -------------
                                           --            --            --             --
                                      ===========   ===========    ===========   =============

   As of December 31, 1995 and August 31, 1996 (Unaudited), the Company has net operating loss carryforwards available to reduce future taxable income of approximately $900,000, expiring through 2011 and $2,400,000, expiring through 2012.

6. RELATED PARTY TRANSACTIONS

   During 1995, the Company borrowed $21,152 from a stockholder/officer on demand, without interest, and it was repaid in December 1995.

   During the years ended December 31, 1994 and 1995 and the eight months ended August 31, 1996 (Unaudited), a director was paid attorney's fees of $1,000, $31,000 and $49,423, respectively.

7. LICENSE AGREEMENT

   On June 25, 1995, the Company was granted a license from a stockholder/ officer (President, Chief Executive Officer and Chairman of the Board) of the Company to make, use, sell and otherwise exploit certain technologies under patents, including future technologies. The Company is required to pay the stockholder/officer a non-refundable advance royalty of $350,000, which was paid in January 1996, and, commencing July 1, 1995, an annual royalty of $140,000. If the stockholder/officer ceases to be employed by the Company, the annual royalty increases to $250,000. The annual royalty shall increase at the rate of 5%, per annum. The license agreement shall end when the last patent expires.

8. EMPLOYMENT AGREEMENT

   On July 1, 1995, the Company entered into an employment agreement with a stockholder to be President, Chief Executive Officer and Chairman of the Board of Directors expiring on the earlier of July 1, 2000, the Company being no longer involved in the technology business or a bankruptcy, merger or reorganization of the Company. Compensation under the agreement shall be $60,000, per year, 5% annual increases and a bonus equal to 1% of annual sales. In addition, the employee shall receive director's and officer's insurance, an automobile lease up to $8,400, per year, disability insurance for 60% of salary through age 65, Company paid disability of 40% of salary for one year and a life insurance policy of $1,000,000.

9. SUBSEQUENT EVENTS


EMPLOYMENT AGREEMENTS (UNAUDITED)

   Effective January 1, 1996, the Company entered into an employment agreement with a vice president of marketing and sales expiring in one year. The agreement provides for an annual compensation of $100,000, plus a commission equal to 4% of revenues, as defined, in excess of $2,500,000.

   Effective September 24, 1996, the Company entered into an employment agreement with a chief financial officer expiring September 23, 2001. The agreement provides for annual compensation of $95,000.

LEASE

   Effective February 1996, the Company entered into a noncancellable lease for office space through January 1999. The lease requires minimum annual rent ranging from $67,584 to $71,680 and additional rent for increases in real estate taxes and operating expenses.


   As of August 31, 1996 (Unaudited), the future minimum aggregate annual payments under the lease were as follows:

           Years Ending
             August 31,
           --------------
                1997                       $ 68,779
                1998                         70,826
                1999                         29,867
                                           ---------
                                           $169,472
                                           =========

STOCK OPTION PLAN

   In February, 1996, the Company adopted a nonqualified stock option plan under which it may grant up to 500,000 shares of common stock. The Company may not grant any options with a purchase price of less than fair market value of the common stock as of the date of the grant. Through April 29, 1996 and August 31, 1996 (Unaudited), the Company had not granted any options under the Plan.

PROPOSED PUBLIC OFFERING (UNAUDITED)

   The Company anticipates a public offering in the fourth quarter of 1996 of 1,000,000 shares of common stock, at $5 per share and 4,000,000 redeemable warrants, at $.25, per warrant (Redeemable Warrant). Each warrantholder will be entitled to purchase one share of common stock at $6.50, per share, and will be exercisable for period of three years from the date of the offering. The warrants will be redeemable by the Company, under certain circumstances, at $.10, per warrant, commencing nine months from the date of offering. The Company will also grant the underwriter an overallotment option for 45 days from the date of the offering to purchase up to an additional 150,000 shares of common stock and an additional 600,000 Redeemable Warrants.

   The underwriter of the public offering will receive a discount of 10% and a non-accountable expense allowance equal to 3% of the gross proceeds of the public offering. The Company will also retain the underwriter as a financial consultant for a period of two years for $48,000, payable upon closing of the public offering. In addition, the Company has agreed to sell to the underwriter, for nominal consideration, warrants to purchase 100,000 shares of common stock and 400,000 Redeemable Warrants. The shares and Redeemable Warrants under the Underwriter's Warrants will be exercisable at 160% of the initial offering price per share of common stock and 160% of the initial offering price per Redeemable Warrants, respectively, for a period of five years from the date of the offering.

10. INTERIM FINANCIAL STATEMENT (UNAUDITED)

   In the opinion of management, the interim unaudited financial statements as of August 31, 1995 and 1996, reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, the results of operations and cash flows. Interim results are not necessarily indicative of the results of the entire year.

=============================================================================

   No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the persons making such offer or solicitation are not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              TABLE OF CONTENTS


                                                                       Page
                                                                     --------
Prospectus Summary  .............................................       3
The Offering  ...................................................       5
Risk Factors  ...................................................       7
Use of Proceeds  ................................................      14
Dividend Policy  ................................................      14
Dilution  .......................................................      15
Capitalization  .................................................      16
Selected Financial Data  ........................................      17
Plan of Operations  .............................................      18
Business  .......................................................      20
Management  .....................................................      25
Principal Stockholders  .........................................      29
Selling Security Holders  .......................................      31
Certain Transactions  ...........................................      37
Description of Securities  ......................................      37
Shares Available for Future Sale  ...............................      39
Underwriting  ...................................................      40
Legal Matters  ..................................................      42
Experts  ........................................................      42
Change in Accountants  ..........................................      42
Additional Information  .........................................      42
Index to Financial Statements  ..................................     F-1

   Until _____, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


=============================================================================

=============================================================================

                                 IMATEC, LTD.










                                     [LOGO]












                             1,000,000 SHARES OF
                                 COMMON STOCK
                                     AND
                             4,000,000 REDEEMABLE
                                   WARRANTS




                                  ------------
                                   PROSPECTUS
                                  ------------






                           A.S. GOLDMEN & CO., INC.







                                 ------, 1996

================================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by paragraph "7" of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware.

   Article VIII of the By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

   Article VIII of the By-Laws provides as follows:

                                "ARTICLE VIII"
                               INDEMNIFICATION

   The corporation shall indemnify, to the extent permitted by the General Corporation Law of Delaware as amended from time to time, (a) each of its present and former officers and directors, and (b) each of its present or former officers, directors, agents or employees who are serving or have served at the request of the corporation as an officer, director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of the corporation by a third party or otherwise, to which such person is made a party or threatened to be made a party by reason of such office in the corporation or in another corporation, partnership, joint venture, trust or other enterprise. Such indemnification shall inure to the benefit of the heirs, executors and administrators of any indemnified person. To the extent permitted by the General Corporation Law of Delaware, under general or specific authority granted by the Board of Directors, (a) the corporation by specific action of the Board of Directors may furnish such indemnification to its agents and employees with respect to their activities on behalf of the corporation; (b) the corporation by specific action of the Board of Directors may furnish such indemnification to each present or former officer, director, employee or agent of a constituent corporation absorbed in a consolidation or merger with the corporation and to each officer, director, agent or employee who is or was serving at the request of such constituent corporation as an officer, director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and (c) the corporation may purchase and maintain indemnification insurance on behalf of any of the officers, directors, agents or employees whom it is required or permitted to indemnify as provided in this Article.

ITEMS 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses in connection with this Offering are as follows:


SEC filing fee  ...........................................      $39,472.04
NASD filing fee  ..........................................       11,946.89
Accounting fees and expenses*  ............................       75,000.00
Legal fees and expenses*  .................................      175,000.00
Blue Sky fees and expenses*  ..............................       60,000.00
Printing and engraving*  ..................................      100,000.00
Transfer Agent's and Registrar fees* ......................       10,000.00
Miscellaneous expenses*  ..................................       28,581.07
     Total  ...............................................     $500,000.00


------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   In February 1994, the Company issued an aggregate of 12,615 shares of Common Stock to two investors for aggregate gross proceeds of $114,244.00. Such sale was made pursuant to Section 4(2) of the Securities Act.

   In May 1995, the Company sold an aggregate of 1,105,000 shares of Common Stock to four investors for aggregate gross proceeds of $110.50. Such sale was made pursuant to Section 4(2) of the Securities Act.


   In October 1995, the Company entered into a placement agent agreement with the Underwriter, which was subsequently amended, to act as placement agent with respect to a best efforts private placement for a minimum of $1,000,000 and a maximum of $4,000,000 of the Company's securities. On April 12, 1996, the Company concluded the private placement pursuant to which it sold an aggregate of 80 units for aggregate gross proceeds of $4,000,000. Each unit consisted of (i) a $50,000 unsecured promissory note bearing interest at the rate of 10% per annum, (ii) 6,897 shares of Common Stock, and (iii) 50,000 Common Stock purchase warrants exercisable at $1.00 per share. The private placement was made pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder, and all of the purchasers were accredited investors, and there was no general solicitation or advertising with respect thereto. In order to qualify the Common Stock and Redeemable Warrants for listing on the Nasdaq SmallCap Market, the Bridge Financing has been restructured such that the Company, upon the closing of this Offering, will repay an aggregate of $925,000 of principal with respect to the Notes of those Bridge Investors who chose Option B. The balance of the principal amount of the Notes issued in the Bridge Financing of those investors who chose Option B, and all accrued interest thereon, is being forgiven and will not be repaid. In addition, the Company will issue, upon the closing date of this Offering an aggregate of 579,194 shares of Common Stock (assuming a closing date of October 31, 1996) and 2,150,000 Bridge Warrants to those Bridge Investors who chose Option A. The balance of 1,850,000 Bridge Warrants and all 551,785 shares of Common Stock issued in the Bridge Financing will be returned to the Company for cancellation upon the closing of this Offering.

     Item 27.  Exhibits.
 ------------   ------------------------------------------------------------------------------------------------
         *1.1  Revised Form of Underwriting Agreement by and between the Company and the Underwriter.
         *1.2  Revised Form of Underwriter's Warrant Agreement, including form of specimen certificate for Underwriter's
               Warrant.
      *** 3.1  Certificate of Incorporation of the Company.
      *** 3.2  By-Laws of the Company.
      ****4.1  Form of Specimen certificate for shares of Common Stock.
         *4.2  Revised Form of Redeemable Warrant Agreement by and between the Company and Continental Stock Transfer
               & Trust Company, including a form of specimen certificate for the Redeemable Warrants.
         *5    Revised Opinion of Zukerman Gore & Brandeis, LLP.
     ****10.1  Form of Financial Advisory and Consulting Agreement by and between the Company and the Underwriter.
      ***10.2  Employment Agreement by and between the Company and Dr. Hanoch Shalit.
       **10.3  Form of Employment Agreement by and between the Company and Lawrence Kollender.
        *10.4  Employment Agreement by and between the Company and James A. Smith.
     ****10.5  License Agreement by and between the Company and Dr. Hanoch Shalit as amended.
     ****10.6  Form of Indemnification Agreement to be entered into with officers and directors.
      ***10.7  Lease for the Company's principal offices located at 150 E. 58th Street, New York, NY 10155.
     ****10.8  Form of Stock Option Plan.
     ****16.1  Letter from Present, Cohen, Smallowitz & Glassman regarding change in certifying accountants.
        *24    Consent of Zukerman Gore & Brandeis, LLP contained in Exhibit 5.
        *24.1  Consent of Most Horowitz & Company, LLP.
     ****24.2  Consent of Wyatt, Gerber, Burke & Badie, L.L.P.

------
   * Filed herewith.
  ** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated May 13, 1996.
 *** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated May 13, 1996 and Amendment No. 1 to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated June 24, 1996.
**** Previously filed as an exhibit to Amendment No. 1 to the Company's
     Registration Statement on Form SB-2, Registration No. 333-3589, dated June 24, 1996.

ITEM 28. UNDERTAKINGS.

   The undersigned Registrant will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant will:

   (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or
(4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

   (2) For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

   Undertakings Required by Regulation S-B, Item 512(a):

   The undersigned registrant hereby undertakes:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on October 11, 1996.



                                          IMATEC, LTD.
                                          By: /s/ Hanoch Shalit
                                              -------------------------------
                                              Hanoch Shalit, President,
                                              Chief Executive Officer,
                                              Chairman of the Board of
                                              Directors

   In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

       Signature                          Title                           Date
 ----------------------   --------------------------------------   -------------------
   /s/ Hanoch Shalit     President, Chief Executive Officer and     October 11, 1996
  ---------------------  Director.
      Hanoch Shalit

     /s/ Steven Ai       Director                                   October 11, 1996
  ---------------------
        Steven Ai

    /s/ Neal Factor      Director                                   October 11, 1996
  ---------------------
       Neal Factor

   /s/ Simon Cross      Director                                    October 11, 1996
  ---------------------
       Simon Cross

  /s/ James A. Smith     Chief Financial Officer                    October 11, 1996
  ---------------------
     James A. Smith


                                EXHIBIT INDEX

                Exhibits
                ---------
         *1.1  Revised Form of Underwriting Agreement by and between the Company and the Underwriter.
         *1.2  Revised Form of Underwriter's Warrant Agreement, including form of specimen certificate for Underwriter's
               Warrant.
      *** 3.1  Certificate of Incorporation of the Company.
      *** 3.2  By-Laws of the Company.
     *****4.1  Form of Specimen certificate for shares of Common Stock.
         *4.2  Revised Form of Redeemable Warrant Agreement by and between the Company and Continental Stock Transfer
               & Trust Company, including a form of specimen certificate for the Redeemable Warrants.
         *5    Revised Opinion of Zukerman Gore & Brandeis, LLP.
     ****10.1  Form of Financial Advisory and Consulting Agreement by and between the Company and the Underwriter.
      ***10.2  Employment Agreement by and between the Company and Dr. Hanoch Shalit.
       **10.3  Form of Employment Agreement by and between the Company and Lawrence Kollender.
        *10.4  Employment Agreement by and between the Company and James A. Smith.
     ****10.5  License Agreement by and between the Company and Dr. Hanoch Shalit as amended.
     ****10.6  Form of Indemnification Agreement to be entered into with officers and directors.
      ***10.7  Lease for the Company's principal offices located at 150 E. 58th Street, New York, NY 10155.
     ****10.8  Form of Stock Option Plan.
     ****16.1  Letter from Present, Cohen, Smallowitz & Glassman regarding change in certifying accountants.
        *24    Consent of Zukerman Gore & Brandeis, LLP contained in Exhibit 5.
        *24.1  Consent of Most Horowitz & Company. LLP.
     ****24.2  Consent of Wyatt, Gerber, Burke & Badie, L.L.P.

------
    * Filed herewith.
   ** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated May 13, 1996.
  *** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated May 13, 1996 and Amendment No. 1 to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated June 24, 1996.
 **** Previously filed as an exhibit to Amendment No. 1 to the Company's
      Registration Statement on Form SB-2, Registration No. 333-3589, dated June 24, 1996.
***** Included herewith and previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2, Registration No. 333-3589, dated June 24, 1996.